   As filed with the Securities and Exchange Commission on May 14, 2001

                                                 Registration No. 333-59852
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                           American Tower Corporation

             (Exact name of Registrant as specified in its charter)

         Delaware                    4899                    65-072387
                              (Primary Standard           (I.R.S. Employer
     (State or other              Industrial           Identification Number)
     jurisdiction of        Classification Number)
     incorporation or
      organization)

                                ----------------

                                Steven B. Dodge
                            Chief Executive Officer
                           American Tower Corporation
                             116 Huntington Avenue
                          Boston, Massachusetts 02116
                                 (617) 375-7500
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ----------------

                                   Copies to:
                             David E. Redlick, Esq.
                           Matthew J. Gardella, Esq.
                               Hale and Dorr LLP
                                60 State Street
                          Boston, Massachusetts 02109
                           Telephone: (617) 526-6000
                            Telecopy: (617) 526-5000

                                ----------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                ----------------

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--------------------------------------------------------------------------------

PROSPECTUS

                                 $1,000,000,000

                            [LOGO OF AMERICAN TOWER]

                          9 3/8% Senior Notes Due 2009

                                ----------------
     We are offering to exchange 9 3/8% senior notes due 2009 that we have registered under the Securities Act of 1933 for all outstanding 9 3/8% senior notes due 2009. We refer to these registered notes as the new notes and all outstanding 9 3/8% senior notes due 2009 as the old notes.

  The Exchange Offer

    . We will exchange an equal principal amount of new notes that are freely tradeable for all old notes that are validly tendered and not validly withdrawn.

    . You may withdraw tenders of outstanding old notes at any time prior to the expiration of the exchange offer.

    . The exchange offer is subject to the satisfaction of limited, customary conditions.

    . The exchange offer expires at 5:00 p.m., New York City time, on June 29, 2001, unless extended.

    . The exchange of old notes for new notes in the exchange offer generally will not be a taxable event for U.S. federal income tax purposes.

    .  We will not receive any proceeds from the exchange offer.

  The New Notes

    . We are offering the new notes in order to satisfy our obligations under the registration rights agreement entered into in connection with the private placement of the old notes.

    . The terms of the new notes to be issued in the exchange offer are substantially identical to the terms of the old notes, except that the new notes are registered under the Securities Act and have no transfer restrictions, rights to additional interest or registration rights except in limited circumstances.

   See "Risk Factors" beginning on page 13 to read about factors you should consider in connection with the exchange offer.

                                ----------------

   If you are a broker-dealer that receives new notes for your own account as a result of market-making or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act. You may use this prospectus, as we may amend or supplement it in the future, for your resales of new notes. We will make this prospectus available to any broker-dealer for use in connection with any such resale for a period of 180 days after the date of expiration of this exchange offer.

                                ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                ----------------

                The date of this prospectus is May 14, 2001

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Where You Can Find More Information........................................   i
Note to Readers............................................................  ii
Summary....................................................................   1
Risk Factors...............................................................  13
Cautionary Note Regarding Forward-Looking Statements.......................  21
Use of Proceeds............................................................  21
Capitalization.............................................................  22
Unaudited Pro Forma Condensed Consolidated Financial Statements............  23
The Exchange Offer.........................................................  30
Description of the New Notes...............................................  40
Description of Indebtedness................................................  80
Summary of United States Federal Tax Consequences..........................  83
Plan of Distribution.......................................................  88
Legal Matters..............................................................  89
Experts....................................................................  89
Exchange Agent.............................................................  90

                               ----------------

                      WHERE YOU CAN FIND MORE INFORMATION

   We are "incorporating by reference" in this prospectus some of the documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Information in specified documents that we file with the SEC after the date of this prospectus will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below and any future filings we may make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of filing of the initial registration statement relating to this exchange offer and prior to the termination of any offering of securities offered by this prospectus:

  . our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, and

  . our Current Reports on Form 8-K dated January 17, 2001, January 19, 2001, January 22, 2001, January 29, 2001, February 1, 2001, February 16,
     2001, March 29, 2001 and April 17, 2001.

   Information contained in this prospectus supplements, modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference supplements, modifies or supersedes, as applicable, the information contained in this prospectus or in earlier-dated documents incorporated by reference.

   We will provide a copy of the documents we incorporate by reference, at no cost, upon written request or oral request of any person who receives this prospectus. To request a copy of any or all of these documents, you should write or telephone us at: 116 Huntington Avenue, Boston, Massachusetts 02116,
(617) 375-7500, Attention: Director of Investor Relations. If you would like to request any documents, please do so by no later than June 22, 2001 in order to receive them before the expiration of the exchange offer.

   We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the public reference facilities the SEC maintains at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. You may also obtain copies of these materials by mail from the

Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a web site, the address of which is http://www.sec.gov. That site contains our annual, quarterly and current reports, proxy statements and other information. You may also read our annual, quarterly and current reports, proxy statements and other documents relating to us at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

   We have filed this prospectus with the SEC as part of a registration statement on Form S-4 under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement because some parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

   You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The information contained or incorporated by reference in this prospectus is accurate only as of the date on the front cover of this prospectus or the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since then. We are not making an offer to sell the new notes in any jurisdiction where the offer or sale is not permitted.

                               ----------------

                                NOTE TO READERS

   Throughout this prospectus, we present information about us that reflects important adjustments to historical information. We have made these adjustments because we believe that the adjusted information will enable you to better evaluate our business and operations in light of the significant acquisitions and financing transactions that we have effected since January 1, 2000. The adjustments that we have made are as follows:

  . we present financial information about our financial position and results of operations on a pro forma basis to reflect the most significant, but not all, of our acquisitions and financing transactions during, after or as of the beginning or end of, the applicable periods. We identify this information by referring to it as being pro forma or reflecting the pro forma transactions. The basis on which we have prepared this information is described under "Unaudited Pro Forma Condensed Consolidated Financial Statements", and

  . in describing our business, such as the number of towers that we own and operate and the scope of our Verestar operations, we generally provide information on a basis that gives effect to completed acquisitions and pending acquisitions that are covered by legally binding contracts, even though they have not yet closed. This information includes the pro forma transactions as well as other transactions that are not part of the pro forma transactions.

                                    SUMMARY

  This summary highlights selected information about us. This summary is not complete and does not contain all of the information that you should consider before participating in this exchange offer. You should read this entire prospectus carefully, including "Risk Factors", and the documents that we have filed with the SEC and incorporated by reference into this prospectus.

                                 AMERICAN TOWER

  We are a leading wireless and broadcast communications infrastructure company operating in three business segments.

  . Rental and management. Our primary business is renting antenna space to wireless and broadcast companies on multi-tenant communications towers. We operate the largest network of wireless communications towers in North America and are the largest independent operator of broadcast towers in North America, based on number of towers. Our growth strategy focuses on both the acquisition and construction of towers. We use our own extensive tower network development capabilities, which include site acquisition and tower construction services, to construct our own build-to-suit and other towers. These capabilities enable us to construct towers at costs that are generally lower than the cost of acquiring towers.

  . Network development services. Through ATC Integrated Services, we provide the full-range of tower-related services necessary to establish, develop and maintain wireless and broadcast tower networks. Theses services include:

      .  radio frequency engineering consulting;
      .  site acquisition and network design;
      .  zoning and other governmental approvals;
      .  tower construction;
      .  antenna installation;
      .  tower component part sales; and
      .  site monitoring and maintenance.

  . Satellite and fiber network access services. Our Verestar subsidiary is a leading provider of integrated satellite and fiber network access services, based on the number of our teleport antennae and facilities. We provide these services to telecommunications companies, Internet service providers, which are often referred to as ISPs, broadcasters and maritime customers, both domestic and international. Verestar's teleports and other facilities enable its customers to transmit Internet traffic, voice, video and other data through the integration of satellites, high-speed fiber connections and communications switches.

  Our pro forma operating revenues for the year ended December 31, 2000 were $783.3 million. We estimate that our three business segments accounted for the following percentages of our pro forma operating revenues for the year ended December 31, 2000:

  .  Rental and management--42%;
  .  Network development services--40%; and
  .  Satellite and fiber network access services--18%.

  Our principal executive offices are located at 116 Huntington Avenue, Boston, Massachusetts 02116. Our telephone number is (617) 375-7500.

                                  THE OFFERING

                     Summary of Terms of the Exchange Offer

Background..................  On January 31, 2001, we completed a private placement of our outstanding, unregistered old notes. In connection with that private placement, we entered into a registration rights agreement in which we agreed to deliver this prospectus to you and to make an exchange offer.

The Exchange Offer..........  We are offering to exchange up to $1.0 billion aggregate principal amount of our new notes which have been registered under the Securities Act for up to $1.0 billion aggregate principal amount of our old notes. You may tender old notes only in integral multiples of $1,000 principal amount.

Resale of New Notes.........  Based on interpretive letters of the SEC staff to third parties, we believe that you may resell and transfer the new notes issued pursuant to the exchange offer in exchange for old notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

                              .  you are acquiring the new notes in the
                                 ordinary course of your business,

                              . you have no arrangement or understanding with any person to participate in the distribution of the new notes, and

                              . you are not our affiliate as defined under Rule 405 of the Securities Act.

                              If you fail to satisfy any of these
                              conditions, you must comply with the
                              registration and prospectus delivery
                              requirements of the Securities Act in
                              connection with a resale of the new notes.

                              Broker-dealers that acquired old notes
                              directly from us, but not as a result of market-making activities or other trading activities, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.

                              Each broker-dealer that receives new notes for its own account pursuant to the exchange offer in exchange for old notes that it acquired as a result of market-making or other trading activities must deliver a prospectus in connection with any resale of the new notes and provide us with a signed acknowledgement of this obligation.

Consequences If You Do Not
 Exchange Your Old Notes....  Old notes that are not tendered in the exchange offer or are not accepted for
                              exchange will continue to bear legends
                              restricting their transfer. You will not be able to offer or sell the old notes unless:

                              . an exemption from the requirements of the Securities Act is available to you,

                              . we register the resale of old notes under the Securities Act, or

                              . the transaction requires neither an exemption from nor registration under the requirements of the Securities Act.

                              After the completion of the exchange offer, we will no longer have an obligation to register the old notes, except in limited circumstances.

Expiration Date.............
                              5:00 p.m., New York City time, on June 29,
                              2001, unless we extend the exchange offer.

Conditions to the             The exchange offer is subject to limited,
 Exchange Offer.............  customary conditions, which we may waive.

Procedures for Tendering      If you wish to accept the exchange offer, you
 Old Notes..................  must deliver to the exchange agent:

                              .  either a completed and signed letter of
                                 transmittal or, for old notes tendered
                                 electronically, an agent's message from
                                 Depository Trust Company, which we refer to as DTC, Euroclear or Clearstream stating that the tendering participant agrees to be bound by the letter of transmittal and the terms of the exchange offer,

                              . your old notes, either by tendering them in physical form or by timely confirmation of book-entry transfer through DTC, Euroclear or Clearstream, and

                              . all other documents required by the letter of transmittal.

                              These actions must be completed before the expiration of the exchange offer.

                              If you hold old notes through DTC, Euroclear or Clearstream, you must comply with their standard procedures for electronic tenders, by which you will agree to be bound by the letter of transmittal.

                              By signing, or by agreeing to be bound by the letter of transmittal, you will be representing to us that:

                              . you will be acquiring the new notes in the ordinary course of your business,

                              . you have no arrangement or understanding with any person to participate in the distribution of the new notes, and

                              . you are not our affiliate as defined under Rule 405 of the Securities Act.

                              See "Exchange Offer--Procedures for
                              Tendering".

Guaranteed Delivery
 Procedures for Tendering     If you cannot meet the expiration deadline or
 Old Notes..................  you cannot deliver your old notes, the letter of transmittal or any other documentation to comply with the applicable procedures under DTC, Euroclear or

                              Clearstream standard operating procedures for electronic tenders in a timely fashion, you may tender your notes according to the guaranteed delivery procedures set forth under "The Exchange Offer--Guaranteed Delivery Procedures".

Special Procedures for
 Beneficial Holders.........  If you beneficially own old notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the exchange offer, you should contact that registered holder promptly and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either arrange to have the old notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Withdrawal Rights...........  You may withdraw your tender of old notes at any time before the exchange offer expires.

Tax Consequences............
                              The exchange pursuant to the exchange offer generally will not be a taxable event for U.S. federal income tax purposes. See "Summary of United States Federal Tax Consequences".

Use of Proceeds.............  We will not receive any proceeds from the exchange or the issuance of new notes in connection with the exchange offer.

Exchange Agent..............
                              The Bank of New York is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth under "The Exchange Offer--Exchange Agent".

                      Summary Description of the New Notes

   The form and terms of the new notes are the same as the form and terms of the old notes, except that:

  . the new notes will be registered under the Securities Act and will therefore not bear legends restricting their transfer, and

  . specified rights under the registration rights agreement, including the provisions providing for registration rights and the payment of additional interest in specified circumstances will be limited or eliminated.

   The new notes will evidence the same debt as the old notes and will rank equally with the old notes. The same indenture will govern both the old notes and the new notes. We refer to the old notes and the new notes together as the "notes."

New Notes Offered...........  $1,000,000,000 in aggregate principal amount of 9 3/8% Senior Notes Due 2009.

Maturity....................  February 1, 2009.

Interest....................  9 3/8% per annum on the principal amount, payable semiannually in arrears in cash on February 1 and August 1 of each year, beginning August 1, 2001. Interest accrued through the expiration date of the exchange offer on old notes that are exchanged will be paid to holders of record of the new notes on the next regular payment date.

Ranking.....................  The notes will rank equally with our senior unsecured indebtedness. As of December 31, 2000, our senior unsecured indebtedness included $920.9 million principal amount of convertible notes due in 2009 and 2010. Our subsidiaries will not guarantee the notes. The notes will effectively rank junior to all indebtedness of our subsidiaries. Indebtedness under our existing domestic credit facilities is issued by our subsidiaries and is secured by the assets of most of our subsidiaries. We have also guaranteed indebtedness under our domestic credit facilities and secured our guaranty by most of our assets. As of December 31, 2000, after giving pro forma effect to the pro forma transactions described in this prospectus, $1.6 billion of indebtedness would have been outstanding under our domestic credit facilities, our ATC Mexico loan agreement and other long-term subsidiary debt, and $650.0 million of unused commitments would have existed under our existing domestic credit facilities.

Change of Control...........  If we experience a change of control, we must give holders of the notes the opportunity to sell us their notes at 101% of the principal amount plus accrued and unpaid interest. We might not be able to pay you the required price for notes you present to us at the time of a change of control because:

                              . we might not have enough funds at that time, or

                              . the terms of our credit facilities may prevent us from paying you.

Optional Redemption.........  We may redeem the notes at our option prior to maturity as follows:

                              . before February 1, 2004, we may redeem up to 35% of the notes at 109.375% of their principal amount with the net proceeds of specified equity offerings;

                              . before February 1, 2005, we may redeem the notes, in whole or in part, at 100% of the principal amount plus an applicable make-whole premium; and

                              . on or after February 1, 2005, we may redeem the notes, in whole or in part, at a redemption price initially of 104.688% of the principal amount. The redemption price declines ratably immediately after February 1 of each following year to 100% of the principal amount in 2008.

                              We are also required to pay accrued and
                              unpaid interest on all such redemptions.

Restrictive Covenants.......  The indenture governing the notes limits what we may do. The provisions of the indenture limit our ability to:

                              . incur more debt, guarantee indebtedness and issue preferred stock,

                              .  create liens,

                              . pay dividends or make distributions or other restricted payments,

                              .  make specified types of investments,

                              .  merge, consolidate or sell assets,

                              .  enter into transactions with affiliates,

                              .  enter into sale-leaseback transactions, and

                              .  issue stock of some types of subsidiaries.

                              These covenants are subject to a number of important exceptions. If the notes receive and maintain investment grade ratings, we will not be required to comply with most of the covenants contained in the indenture. In addition, Verestar and its subsidiaries are unrestricted subsidiaries under the terms of the indenture and are not subject to many of these covenants.

                   SUMMARY PRO FORMA FINANCIAL AND OTHER DATA

   The unaudited pro forma financial and other data set forth below have been derived from the pro forma financial statements included under "Unaudited Pro Forma Condensed Consolidated Financial Statements". The pro forma financial statements do not reflect all of our consummated or pending acquisitions or pending construction.

   The pro forma balance sheet data give effect, as of December 31, 2000, on a pro forma basis to the following transactions that had not been completed at that date: the ALLTEL transaction, the remaining portions of the AirTouch transaction, the sale of 10.0 million shares of Class A common stock in January 2001, the private placement of the old notes in January 2001 and borrowings by our Mexican subsidiary under its credit facility as described under "Description of Indebtedness--ATC Mexico Loan Agreement". The pro forma statement of operations data and other operating data give effect to the pro forma transactions as if each had occurred on January 1, 2000. We use the term pro forma transactions to mean the following major acquisitions and financings:

  . our agreement with ALLTEL to acquire up to 2,193 communications towers through a sublease arrangement and our agreement with AirTouch to lease on a long-term basis up to 2,100 communications towers. The closings on towers in each of these transactions occurs in periodic installments,

  .  our Class A common stock offerings in January 2001 and June 2000,

  .  our convertible notes private placement in February 2000,

  .  the private placement of the old notes in January 2001, and

  .  borrowings under our ATC Mexico loan agreement.

   You should read the pro forma data set forth below in conjunction with the historical financial statements incorporated by reference into this prospectus and the unaudited pro forma condensed consolidated financial statements presented in this prospectus. Although the ALLTEL and AirTouch transactions do not involve the acquisition of businesses, we have provided pro forma information related to these transactions, as we believe such information is material to your investment decision.

   The pro forma financial information may not reflect our financial condition or our results of operations had the pro forma transactions actually occurred on the dates specified. This information also may not reflect our future financial condition or results of operations.

   We do not consider divisional cash flow or EBITDA as a substitute for other measures of operating results or cash flow from operating activities or as a measure of our profitability or liquidity. We do not calculate divisional cash flow or EBITDA in accordance with accounting principles generally accepted in the United States. However, we have included them because they are used in the communications site industry as a measure of a company's operating performance. More specifically, we believe these measures can assist in comparing company performances on a consistent basis without regard to depreciation and amortization. Our concern is that depreciation and amortization can vary significantly among companies depending on accounting methods, particularly where acquisitions or non-operating factors including historical cost bases are involved. We believe divisional cash flow is useful because it enables you to compare our divisional performance before the effect of tower separation, development and corporate general and administrative expenses that do not relate directly to such performance.

   Where we present data for the restricted group, we are presenting the data for American Tower Corporation and its subsidiaries which comprise the restricted group under the indenture governing the notes. All of our subsidiaries are part of this restricted group, except Verestar and its subsidiaries, whose operations constitute all of our satellite and fiber network access services business segment. This restricted group data is not intended to represent an alternative measure of operating results, financial position or cash flow from operations, as determined in accordance with generally accepted accounting principles.

                                                          Year Ended
                                                       December 31, 2000
                                                 -----------------------------
                                                 Consolidated Restricted Group
                                                  Pro Forma     Pro Forma(1)
                                                 ------------ ----------------
                                                    (Dollars in thousands)
Statement of Operations Data:
Operating revenues..............................  $  783,300     $  638,099
                                                  ----------     ----------
Operating expenses:
 Operating expenses(2)..........................     550,243        440,178
 Depreciation and amortization..................     339,869        312,795
 Development expense(3).........................      14,517         14,433
 Corporate general and administrative expense...      14,958         14,958
                                                  ----------     ----------
Total operating expenses........................     919,587        782,364
                                                  ----------     ----------
Loss from operations............................    (136,287)      (144,265)
Interest expense................................     252,512        250,679
Interest income and other, net..................     (13,018)       (12,661)
Interest income TV Azteca, net(4)...............     (12,679)       (12,679)
Premium on note conversion (5)..................      16,968         16,968
Minority interest in net earnings of
 subsidiaries(6)................................         202            202
                                                  ----------     ----------
Loss before income taxes and extraordinary
 losses.........................................  $ (380,272)    $ (386,774)
                                                  ==========     ==========
Other Data:
EBITDA(7).......................................  $  216,261     $  181,209
EBITDA margin(7)................................        27.6%          28.4%
Divisional cash flow(8).........................     245,736        210,600
Tower Data:
Towers operated at end of period(9).............      13,600         13,600
                                                       December 31, 2000
                                                 -----------------------------
                                                 Consolidated Restricted Group
                                                  Pro Forma     Pro Forma(1)
                                                 ------------ ----------------
Balance Sheet Data:
Cash and cash equivalents.......................  $  730,950     $  715,459
Restricted cash(10).............................     139,786        139,786
Property and equipment, net.....................   2,296,670      2,013,270
Total assets....................................   7,118,491      6,948,863
Long-term obligations, including current
 portion........................................   3,563,223      3,450,911
Net debt(11)....................................   2,692,487      2,595,666
Total stockholders' equity......................   3,239,842      3,239,842

--------

 (1) Corporate overhead allocable to Verestar and interest expense related to intercompany borrowings by Verestar (unrestricted subsidiary) have not been excluded from results shown for the restricted group.
 (2) Consists of operating expenses other than depreciation and amortization, development and corporate general and administrative expenses.
 (3) Development expense means uncapitalized acquisition costs, costs to integrate acquisitions, costs associated with new business initiatives, abandoned acquisition costs and costs associated with tower site inspections and related data gathering. We record these costs as expenses in the periods in which we incur them.
 (4) Interest income TV Azteca, net of interest expense of $1.0 million in 2000.
 (5) Premium on note conversion represents the fair value of incremental stock issued to noteholders to induce them to convert their holdings prior to the first scheduled redemption date.
 (6) Represents the minority interest in net earnings of our non-wholly-owned subsidiaries.
 (7) EBITDA means income from operations before depreciation and amortization, plus interest income TV Azteca, net. EBITDA margin means EBITDA divided by operating revenues.
 (8) Divisional cash flow means income from operations before depreciation and amortization, development expense, and corporate general and administrative expense, plus interest income TV Azteca, net.
 (9) Includes information with respect to our company only and assumes completion of all pending transactions as of December 31, 2000, including those not in the pro forma transactions. Excludes towers under construction.

 (10) Includes at December 31, 2000 approximately $46.0 million of restricted funds required under our domestic credit facilities to be held in escrow to make scheduled interest payments on our outstanding convertible notes and approximately $93.7 million required to be held in escrow to make scheduled interest payments on the notes. We are required to maintain the escrow for the convertible notes through 2001 and for the notes through February 2002. See "Description of Indebtedness--Credit Facilities".
 (11) Net debt represents long-term debt, including current portion, less cash and cash equivalents and restricted cash.

                       SUMMARY HISTORICAL FINANCIAL DATA

   We have derived the following summary financial data from our historical consolidated financial statements. You should read the summary financial data in conjunction with our historical consolidated financial statements and the related notes to those consolidated financial statements incorporated by reference into this prospectus. Prior to our separation from our former parent on June 4, 1998, we operated as a subsidiary of American Radio Systems Corporation and not as an independent company. Therefore, our results of operations for that period may be different from what they would have been had we operated as a separate, independent company.

   We have acquired and constructed many towers during the periods that we present. These activities, coupled with acquisitions that we consummated in our other segments, significantly affect year-to-year comparisons. We describe our principal acquisitions during these periods in the notes to our historical consolidated financial statements which we have incorporated by reference into this prospectus.

   We do not consider divisional cash flow or EBITDA as a substitute for other measures of operating results or cash flow from operating activities or as a measure of our profitability or liquidity. We do not calculate divisional cash flow or EBITDA in accordance with accounting principles generally accepted in the United States. However, we have included them because they are used in the communications site industry as a measure of a company's operating performance. More specifically, we believe these measures can assist in comparing company performances on a consistent basis without regard to depreciation and amortization. Our concern is that depreciation and amortization can vary significantly among companies depending on accounting methods, particularly where acquisitions or non-operating factors including historical cost bases are involved. We believe divisional cash flow is useful because it enables you to compare our divisional performance before the effect of tower separation, development and corporate general and administrative expenses that do not relate directly to such performance.

                           AMERICAN TOWER CORPORATION

                       SUMMARY HISTORICAL FINANCIAL DATA

                                        Year Ended December 31,
                          -------------------------------------------------------
                           1996      1997       1998        1999         2000
                          -------  ---------  ---------  -----------  -----------
                                            (in thousands)
Statements of Operations
 Data:
Operating revenues......  $ 2,897  $  17,508  $ 103,544  $   258,081  $   735,275
                          -------  ---------  ---------  -----------  -----------
 Operating expenses:
 Operating expenses(1)..    1,362      8,713     61,751      155,857      524,074
 Depreciation and
  amortization..........      990      6,326     52,064      132,539      283,360
 Tower separation
  expense(2)............                         12,772
 Development
  expense(3)............                                       1,607       14,517
 Corporate general and
  administrative
  expense...............      830      1,536      5,099        9,136       14,958
                          -------  ---------  ---------  -----------  -----------
Total operating
 expenses...............    3,182     16,575    131,686      299,139      836,909
                          -------  ---------  ---------  -----------  -----------
(Loss) income from
 operations.............     (285)       933    (28,142)     (41,058)    (101,634)
Interest expense........              (3,040)   (23,229)     (27,492)    (156,839)
Interest income and
 other, net.............       36        251      9,217       17,695       13,018
Interest income TV
 Azteca, net(4).........                                       1,856       12,679
Premium on note
 conversion(5)..........                                                  (16,968)
Minority interest in net
 earnings of
 subsidiaries(6)........     (185)      (193)      (287)        (142)        (202)
                          -------  ---------  ---------  -----------  -----------
Loss before income taxes
 and extraordinary
 losses.................     (434)    (2,049)   (42,441)     (49,141)    (249,946)
Benefit (provision) for
 income taxes...........      (45)       473      4,491         (214)      59,656
                          -------  ---------  ---------  -----------  -----------
Loss before
 extraordinary losses...  $  (479) $  (1,576) $ (37,950) $   (49,355) $  (190,290)
                          =======  =========  =========  ===========  ===========
Basic and diluted loss
 per common share before
 extraordinary
 losses(7)..............  $ (0.01) $   (0.03) $   (0.48) $     (0.33) $     (1.13)
                          =======  =========  =========  ===========  ===========
Basic and diluted
 weighted average common
 shares outstanding(7)..   48,732     48,732     79,986      149,749      168,715
                          =======  =========  =========  ===========  ===========
Other Data:
EBITDA(8)...............  $   705  $   7,259  $  36,694  $    91,481  $   194,405
EBITDA margin(8)........     24.3%      41.5%      35.4%        35.4%        26.4%
Divisional cash
 flow(9)................    1,535      8,795     41,793      102,224      223,880
Capital expenditures....              20,614    126,455      294,242      548,991
Cash provided by (used
 for) operating
 activities.............    2,230      9,913     18,429       97,011      (25,041)
Cash used for investing
 activities.............            (216,783)  (350,377)  (1,137,700)  (2,010,680)
Cash provided by
 financing activities...      132    209,092    513,527      879,726    2,092,547
Ratio of earnings to
 fixed charges(10)......      --         --         --           --           --

                                                              December 31,
                                                         -----------------------
                                                         1997 1998  1999   2000
                                                         ---- ----- ----- ------
Tower Data:
Towers operated at end of period(11).................... 700  2,500 5,100 11,000
Towers constructed during period(12).................... 100    500 1,000  1,700

                                                December 31,
                              -------------------------------------------------
                               1996     1997      1998       1999       2000
                              ------- -------- ---------- ---------- ----------
                                               (in thousands)
Balance Sheet Data:
Cash and cash equivalents...  $ 2,373 $  4,596 $  186,175 $   25,212 $   82,038
Restricted cash(13).........                                             46,036
Property and equipment,
 net........................   19,710  117,618    449,476  1,092,346  2,296,670
Total assets................   37,118  255,357  1,502,343  3,018,866  5,660,679
Long-term obligations,
 including current portion..    4,535   90,176    281,129    740,822  2,468,223
Net debt(14)................    2,162   85,580     94,954    715,610  2,340,149
Total stockholders' equity..   29,728  153,208  1,091,746  2,145,083  2,877,030

--------
(1) Consists of operating expenses other than depreciation and amortization, tower separation, development and corporate general and administrative expenses.
(2) Tower separation expense refers to the one-time expense incurred as a result of our separation from American Radio.
(3) Development expense means uncapitalized acquisition costs, costs to integrate acquisitions, costs associated with new business initiatives, abandoned acquisition costs and costs associated with tower site inspections and related data gathering. We record these costs as expenses in the periods in which we incur them. Development expense prior to 1999 was immaterial.
(4) Interest income TV Azteca, net of interest expense of $1.0 million in 2000.
(5) Premium on note conversion represents the fair value of incremental stock issued to noteholders to induce them to convert their holdings prior to the first scheduled redemption date.
(6) Represents the minority interest in net earnings of our non-wholly-owned subsidiaries.
(7) We computed historical basic and diluted loss per common share before extraordinary losses using the weighted average number of shares outstanding during each period presented. Shares outstanding following the separation from American Radio are assumed to be outstanding for all periods presented prior to June 4, 1998. We have excluded shares issuable upon exercise of options and other common stock equivalents from the computations as their effect is anti-dilutive.
(8) EBITDA means income from operations before depreciation and amortization and tower separation expense, plus interest income TV Azteca, net in 2000. EBITDA margin means EBITDA divided by operating revenues.
(9) Divisional cash flow means income from operations before depreciation and amortization, tower separation expense, development expense, and corporate general and administrative expense, plus interest income TV Azteca, net in 2000.
(10) For purposes of calculating this ratio, "earnings" consist of loss before income taxes and extraordinary losses and fixed charges. "Fixed charges" consist of interest expense, amortization of debt discount and related issuance costs and the component of rental expense believed by management to be representative of the interest factor thereon. We had a deficiency in earnings to fixed charges in each period as follows (in thousands):
      1996--$434; 1997--$2,507; 1998--$43,844; 1999--$52,520; and 2000--
      $261,311.
(11) Includes information with respect to our company only and excludes towers under construction. See note (12) below.
(12) Includes towers constructed in each period by us; excludes towers constructed by acquired companies prior to acquisition.
(13) Includes at December 31, 2000 approximately $46.0 million of restricted cash required under our domestic credit facilities to be held in escrow to make scheduled interest payments on our outstanding convertible notes. We are required to maintain the escrow for the convertible notes through 2001.
(14) Net debt represents long-term debt, including current portion, less cash and cash equivalents and restricted cash.

                                  RISK FACTORS

   You should consider the following risk factors, in addition to the other information presented or incorporated by reference into this prospectus, in evaluating us, our business and your participation in the exchange offer. Any of the following risks as well as other risks and uncertainties could seriously harm our business and financial results and cause the value of the new notes to decline, which in turn could cause you to lose all or part of your investment.

                      Risks Related to the Exchange Offer

IF YOU FAIL TO EXCHANGE YOUR OLD NOTES, THEY WILL CONTINUE TO BE RESTRICTED SECURITIES AND MAY BECOME LESS LIQUID

   Old notes which you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities. You may not offer or sell untendered old notes except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue new notes in exchange for the old notes pursuant to the exchange offer only following the satisfaction of procedures and conditions described elsewhere in this prospectus. These procedures and conditions include timely receipt by the exchange agent of the old notes and of a properly completed and duly executed letter of transmittal.

   Because we anticipate that most holders of old notes will elect to exchange their old notes, we expect that the liquidity of the market for any old notes remaining after the completion of the exchange offer may be substantially limited. Any old note tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the old notes outstanding. Following the exchange offer, if you did not tender your old notes you generally will not have any further registration rights and your old notes will continue to be subject to transfer restrictions. Accordingly, the liquidity of the market for any old notes could be adversely affected.

OUR SUBSTANTIAL LEVERAGE AND DEBT SERVICE OBLIGATIONS MAY ADVERSELY AFFECT OUR CASH FLOW AND OUR ABILITY TO MAKE PAYMENTS ON OUR SENIOR NOTES

   We have a substantial amount of outstanding indebtedness. After giving effect to our sale of 10.0 million shares of Class A common stock in January 2001, our sale of $1.0 billion of old notes in January 2001 and borrowings that we assume we would have made to close the pro forma transactions, we would have had approximately $3.6 billion of consolidated debt and a debt to equity ratio of 1.10 to 1.00. Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay when due the principal of, interest on or other amounts due in respect of our indebtedness. We may also obtain additional long-term debt and working capital lines of credit to meet future financing needs. This would have the effect of increasing our total leverage.

Our substantial leverage could have significant negative consequences, including:

  . increasing our vulnerability to general adverse economic and industry conditions;
  .  limiting our ability to obtain additional financing;
  . requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, thereby reducing the amount of our cash flow available for other purposes, including capital expenditures;
  . requiring us to sell debt or equity securities or to sell some of our core assets, possibly on unfavorable terms, to meet payment obligations;
  . limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we compete; and
  . placing us at a possible competitive disadvantage with less leveraged competitors and competitors that may have better access to capital resources.

   A significant portion of our outstanding indebtedness bears interest at floating rates. As a result, our interest payment obligations on such indebtedness will increase if interest rates increase.

OUR HOLDING COMPANY STRUCTURE RESULTS IN STRUCTURAL SUBORDINATION OF THE NOTES AND MAY AFFECT OUR ABILITY TO MAKE PAYMENTS ON THE NOTES

   The notes are obligations exclusively of our company and not of our subsidiaries. However, all of our operations are conducted through our subsidiaries. Our cash flow and our ability to service our debt, including the notes, is dependent upon distributions of earnings, loans or other payments by our subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Payments to us by our subsidiaries are contingent upon our subsidiaries' earnings and business considerations. In addition, in the case of our subsidiaries that are borrowers under, or guarantors of, our domestic credit facilities or our ATC Mexico loan agreement, which includes virtually all of our subsidiaries, substantial contractual limitations exist on the payment of dividends, distributions, loans or other amounts to us.

   Our principal domestic operating subsidiaries are parties to our $2.0 billion credit facilities. We have the option to increase the capacity of our domestic credit facilities by up to an additional $500.0 million, subject to lender approval. Most of our other domestic subsidiaries are guarantors of debt under those credit facilities. Our payment of principal and interest on the notes will effectively rank junior to all existing and future debt under our domestic credit facilities. This is so because the debt under our domestic credit facilities is issued or guaranteed by our subsidiaries and secured by their assets. As of December 31, 2000, after giving effect to the pro forma transactions described in this prospectus, our subsidiaries would have had $1.6 billion of indebtedness outstanding under our domestic credit facilities, our ATC Mexico loan agreement and other long-term subsidiary debt. We have also guaranteed the debt under our domestic credit facilities and secured our guaranty with most of our assets, including the stock of most of our subsidiaries. In the event of our insolvency, liquidation or reorganization, or should any of the debt under our domestic credit facilities be accelerated because of a default, we must pay that debt in full before we can make any payment on the notes.

   The notes will also effectively rank junior to all other existing and future claims of creditors of our subsidiaries, including the lenders under our ATC Mexico loan agreement.

RESTRICTIVE COVENANTS IN OUR DOMESTIC CREDIT FACILITIES AND THE NOTES COULD ADVERSELY AFFECT OUR BUSINESS BY LIMITING FLEXIBILITY

   The indenture for the notes and our domestic credit facilities contain restrictive covenants that limit our ability to take various actions and engage in various types of transactions. These restrictions include:

  . paying dividends and making distributions or other restricted payments; . incurring more debt, guaranteeing indebtedness and issuing preferred stock;
  .  issuing stock of some types of subsidiaries;
  .  making specified types of investments;
  .  creating liens;
  .  entering into transactions with affiliates;
  . entering into sale-leaseback transactions; and . merging, consolidating or selling assets.

   These covenants could have an adverse effect on our business by limiting our ability to take advantage of financing, merger and acquisition or other corporate opportunities.

VERESTAR AND ITS SUBSIDIARIES ARE UNRESTRICTED SUBSIDIARIES AND ARE NOT SUBJECT TO MANY OF THE COVENANTS IN THE INDENTURE FOR THE NOTES

   Verestar and its subsidiaries, whose operations constitute all of our satellite and fiber network access services business segment, are unrestricted subsidiaries under the indenture for the notes. Unrestricted subsidiaries, such as Verestar, are not subject to various restrictive covenants in the indenture. For example,

  . the restrictions upon asset sales do not apply to any sale by us of the capital stock of Verestar; and

  . the restrictions on the incurrence of indebtedness by Verestar are different than those that apply to us and our restricted subsidiaries.

   Further, Verestar is treated in some respects differently than other unrestricted subsidiaries. For example,

  . Verestar may continue to be a co-borrower under our domestic credit facilities even while being treated as an unrestricted subsidiary;
  . if we were to make a distribution to our stockholders in the form of Verestar capital stock, only a specified amount of our investments in Verestar since the issue date of the old notes would be considered a restricted payment under the indenture and the 7.5 times leverage test would not have to be met; and
  . investments by us in Verestar are allowed, and are not deducted from the amount allowed for investments permitted under the indenture, in an amount up to $100.0 million at any time outstanding, plus any proceeds from a substantially concurrent sale of our capital stock.

   See "Description of the New Notes" for a summary of the provisions that apply to restricted and unrestricted subsidiaries.

WE MAY BE UNABLE TO REPAY THE NOTES WHEN DUE OR REPURCHASE THE NOTES WHEN WE ARE REQUIRED TO DO SO

   At final maturity of the notes or in the event of acceleration of the notes following an event of default, the entire outstanding principal amount of the notes will become due and payable. In addition, if a change of control occurs or in the event of specified types of asset sales by us, holders of the notes may require us to repurchase all or a portion of their notes. We may not have sufficient funds or may be unable to arrange for additional financing to pay these amounts when they become due, particularly since part or all of our other indebtedness will become due upon the occurrence of these events.

   Our existing domestic credit facilities prohibit us from redeeming or repurchasing any of the notes for cash. As a result, we would not be able to make any of the required payments on the notes described in the prior paragraph without obtaining the consent of the lenders under our domestic credit facilities with respect to such payment. If we are unable to make the required payments or repurchases of the notes, it would constitute an event of default under our domestic credit facilities and under other indebtedness of ours, including the notes and our convertible notes. In such circumstances, the structural subordination of the notes and the fact that our domestic credit facilities are secured by substantially all of our assets would result in the debt under our domestic credit facilities being paid prior to any payment on the notes.

   The notes will rank equally with our convertible notes due in 2009 and 2010. As of December 31, 2000, approximately $920.9 million principal amount of our convertible notes was outstanding. In the event of our insolvency, liquidation or reorganization, the notes will be paid, if at all, on a pro rata basis with equally ranked debt, such as any then outstanding convertible notes.

NO PUBLIC MARKET EXISTS FOR THE NOTES AND YOU MAY NOT BE ABLE TO RESELL YOUR
NOTES

   There has been no public market for any of the notes. Despite our registration of the issuance of the new notes that we are offering in the exchange offer, we cannot assure you as to

  . the liquidity of any such market that may develop, . your ability to sell your notes, or . the price at which you may be able to sell your notes.

   If such a market were to exist, the notes could trade at prices that may be lower than the principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance. The initial purchasers of the old notes are not obligated to make a market in the notes and may discontinue any market-making at any time at their sole discretion. We do not intend to apply for listing of the notes on any securities exchange.

                         Risks Related to Our Business

DECREASE IN DEMAND FOR TOWER SPACE WOULD MATERIALLY AND ADVERSELY AFFECT OUR OPERATING RESULTS AND WE CANNOT CONTROL THAT DEMAND

   Many of the factors affecting the demand for tower space, and to a lesser extent our services business, affect our operating results. Those factors include:

  .  consumer demand for wireless services;
  . the financial condition of wireless service providers and their preference for owning rather than leasing antenna sites;
  . the growth rate of wireless communications or of a particular wireless segment;
  . the number of wireless service providers in a particular segment, nationally or locally;
  .  governmental licensing of broadcast rights;
  . increased use of roaming and resale arrangements by wireless service providers. These arrangements enable a provider to serve customers outside its license area, to give licensed providers the right to enter into arrangements to serve overlapping license areas and to permit nonlicensed providers to enter the wireless marketplace. Wireless service providers might consider such roaming and resale arrangements as superior to constructing their own facilities or leasing antenna space from us;
  .  zoning, environmental and other government regulations;

  . any new legislation, or interpretation of existing federal communications laws, that would give wireless service providers the right to place their antennae on public utility poles and other structures at regulated rates; and
  .  technological changes.

   The demand for antenna space is dependent, to a significantly lesser extent, on the needs of television and radio broadcasters. Among other things, technological advances, including the development of satellite-delivered radio, may reduce the need for tower-based broadcast transmission. We could also be affected adversely should the development of digital television be delayed or impaired, or if demand for it were to be less than anticipated because of delays, disappointing technical performance or cost to the consumer.

   The slow down in the economy could negatively affect the foregoing factors influencing demand for tower space and tower related services. For example, such a slow down could reduce consumer demand for wireless services, thereby causing providers to delay implementation of new systems and technologies. We believe that the economic slow down in 2001 has already harmed, and may continue to harm, the financial condition of some wireless service providers.

BUILD-TO-SUIT CONSTRUCTION PROJECTS AND MAJOR ACQUISITIONS FROM WIRELESS SERVICE PROVIDERS INCREASE OUR DEPENDENCE ON A LIMITED NUMBER OF CUSTOMERS, THE LOSS OF WHICH COULD MATERIALLY DECREASE REVENUES, AND MAY ALSO INVOLVE LESS FAVORABLE TERMS

   Our focus on major build-to-suit projects for wireless service providers and related acquisitions entail several unique risks. First is our greater dependence on a limited number of customers and the risk that customer losses could materially decrease revenues. Another risk is that our agreements with these wireless service providers have lease and control terms that are more favorable to them than the terms we give our tenants generally. In addition, although we have the benefit of an anchor tenant in build-to-suit projects, we may not be able to find a sufficient number of additional tenants. In fact, one reason wireless service providers may prefer build-to-suit arrangements is to share or escape the costs of an undesirable site. A site may be undesirable because it has high construction costs or may be considered a poor location by other providers.

OUR EXPANDED CONSTRUCTION PROGRAM INCREASES OUR EXPOSURE TO RISKS THAT COULD INCREASE COSTS AND ADVERSELY AFFECT OUR EARNINGS AND GROWTH

   Our expanded construction activities involve substantial risks. These risks include:

  .  increasing our debt and the amount of payments required on it;

  . increasing competition for construction sites and experienced tower construction, companies, resulting in significantly higher costs and failure to meet time schedules;
  . failing to meet time schedules, which could result in our paying significant penalties to prospective tenants, particularly in build-to-suit situations; and
  . possible lack of sufficient experienced personnel to manage an expanded construction program.

IF WE ARE UNABLE TO CONSTRUCT OR ACQUIRE NEW TOWERS AT THE PACE, IN THE LOCATIONS AND AT THE COSTS WE DESIRE, OUR BUSINESS WOULD BE ADVERSELY AFFECTED

   Our growth strategy depends in part on our ability to construct and acquire towers in locations and on a time schedule that meets the requirements of our customers. If our tower construction and acquisition projects fail to meet the requirements of our customers, or fail to meet their requirements at our projected costs, our business would be adversely affected. If we are unable to build new towers where and when our customers require them, or where and when we believe the best opportunity to add tenants exists, we could fail to meet our contractual obligations under build-to-suit agreements, thereby incurring substantial penalties and possibly contract terminations. In addition, we could lose opportunities to lease space on our towers. Our ability to construct a tower at a location, on a schedule, and at a cost we project can be affected by a number of factors beyond our control, including:

  . zoning, and local permitting requirements and national regulatory approvals;
  .  environmental opposition;
  . availability of skilled construction personnel and construction equipment;
  .  adverse weather conditions; and
  .  increased competition for tower sites, construction materials and labor.

INCREASING COMPETITION IN THE SATELLITE AND FIBER NETWORK ACCESS SERVICES MARKET MAY SLOW VERESTAR'S GROWTH AND ADVERSELY AFFECT ITS BUSINESS

   In the satellite and fiber network access services market, Verestar competes with other satellite communications companies that provide similar services, as well as other communications service providers. Some of Verestar's existing and potential competitors consist of companies from whom Verestar currently leases satellite and fiber network access in connection with the provision of Verestar's services to its customers. Increased competition could result in Verestar being forced to reduce the fees it charges for its services and may limit Verestar's ability to obtain, on economical terms, services that are critical to its business. We anticipate that Verestar's competitors may develop or acquire services that provide functionality that is similar to that provided by Verestar's services and that those competitive services may be offered at significantly lower prices or bundled with other services. Many of the existing and potential competitors have financial and other resources significantly greater than those available to Verestar.

IF WE CANNOT KEEP RAISING CAPITAL, OUR GROWTH WILL BE IMPEDED

   Without additional capital, we would need to curtail our acquisition and construction programs that are essential for our long-term success. We expect to use borrowed funds to satisfy a substantial portion of our capital needs. However, we must continue to satisfy financial ratios and to comply with financial and other covenants in order to do so. If our revenues and cash flow do not meet expectations, we may lose our ability to borrow money or to do so on terms we consider to be favorable. Conditions in the capital markets also will affect our ability to borrow, as well as the terms of those borrowings. All of these factors could also make it difficult or impossible for us otherwise to raise capital, particularly on terms we would consider favorable.

IF WE CANNOT SUCCESSFULLY INTEGRATE ACQUIRED SITES OR BUSINESSES OR MANAGE OUR OPERATIONS AS WE GROW, OUR BUSINESS WILL BE ADVERSELY AFFECTED AND OUR GROWTH MAY SLOW OR STOP

   A significant part of our growth strategy is the continued pursuit of strategic acquisitions of independent tower operators and consolidators, wireless service providers and service and teleport businesses. We cannot assure you, however, that we will be able to integrate successfully acquired businesses and assets into our existing business. During 2000, we consummated more than 60 transactions involving the acquisition of more than 4,600 communications sites and related businesses and several satellite and fiber network access services businesses. Our growth has placed, and will continue to place, a significant strain on our management and our operating and financial systems. Successful integration of these and any future acquisitions will depend primarily on our ability to manage these assets and combined operations and, with respect to the services and satellite and fiber network access services businesses, to integrate new management and employees into our existing operations.

IF OUR CHIEF EXECUTIVE OFFICER LEFT, WE WOULD BE ADVERSELY AFFECTED BECAUSE WE RELY ON HIS REPUTATION AND EXPERTISE, AND BECAUSE OF OUR RELATIVELY SMALL SENIOR MANAGEMENT TEAM

   The loss of our chief executive officer, Steven B. Dodge, has a greater likelihood of having a material adverse effect upon us than it would on most other companies of our size because of our comparatively smaller executive group and our reliance on Mr. Dodge's expertise. Our growth strategy is highly dependent on the efforts of Mr. Dodge. Our ability to raise capital also depends significantly on the reputation of Mr. Dodge. You should be aware that we have not entered into an employment agreement with Mr. Dodge. The tower industry is relatively new and does not have a large group of seasoned executives from which we could recruit a replacement for Mr. Dodge.

EXPANDING OPERATIONS INTO FOREIGN COUNTRIES COULD CREATE EXPROPRIATION, GOVERNMENTAL REGULATION, FUNDS INACCESSIBILITY, FOREIGN EXCHANGE EXPOSURE AND MANAGEMENT PROBLEMS

   Our expansion into Mexico, Canada and Brazil and other possible foreign operations in the future, could result in adverse financial consequences and operational problems not experienced in the United States. We have made a substantial loan to a Mexican company and have acquired and are constructing a sizable number of towers in that country. We have invested in a Canadian joint venture that intends to acquire and construct towers in that country. We also acquired the rights to 156 communications towers in Brazil and entered into a build-to-suit agreement for an additional 400 towers. As a result of recent acquisitions by Verestar, we have network operation centers in Europe, Asia, South America and Africa. We may also engage in comparable transactions in other countries in the future. Among the risks of foreign operations are governmental expropriation and regulation, inability to repatriate earnings or other funds, currency fluctuations, difficulty in recruiting trained personnel, and language and cultural differences, all of which could adversely affect these operations.

NEW TECHNOLOGIES COULD MAKE OUR TOWER ANTENNA LEASING SERVICES LESS DESIRABLE TO POTENTIAL TENANTS AND RESULT IN DECREASING REVENUES

   The development and implementation of signal combining technologies, which permit one antenna to service two different transmission frequencies and, thereby, two customers, may reduce the need for tower-based broadcast transmission and hence demand for our antenna space.

   Mobile satellite systems and other new technologies could compete with land-based wireless communications systems, thereby reducing the demand for tower lease space and other services we provide. The Federal Communications Commission has granted license applications for several low-earth orbiting satellite systems that are intended to provide mobile voice or data services. In addition, the emergence of new technologies could reduce the need for tower-based transmission and reception and have an adverse effect on our operations. The growth in delivery of video services by direct broadcast satellites could also adversely affect demand for our antenna space.

WE COULD HAVE LIABILITY UNDER ENVIRONMENTAL LAWS

   As the owner, lessee and operator of real property and facilities, we are subject to federal, state and local and foreign environmental laws relating to the management, use, storage, disposal, emission and remediation of, and exposure to, hazardous and non-hazardous substances, materials and waste. We are also subject to related registration, permitting, record keeping and financial assurance requirements. In April 2001, the District Attorney for the County of Santa Clara, California filed a civil complaint against us alleging record keeping, registration, hazardous materials management and filing violations under California environmental laws. The complaint seeks substantial monetary fines and injunctive relief from any further violations. The complaint does not allege any environmental contamination occurred as a result of the alleged violations. We believe that the towers and associated facilities that are the subject of this complaint are currently in compliance with applicable environmental laws and that the resolution of the violations alleged in the complaint will not have a material adverse effect on our financial condition or results of operations.

   Various environmental laws require us to investigate, remove or remediate soil and groundwater contaminated by hazardous substances or wastes on property we own or lease or which is associated with tower operations, and may subject us to penalties and fines for violations of those environmental laws. Some of those laws impose cleanup responsibility and liability without regard to whether the owner, lessee or operator of the property or facility knew of or was responsible for the contamination, or whether operations at the property have been discontinued or the property has been transferred. The owner, lessee or operator of contaminated property also may be subject to common law claims by third parties based on damages and costs resulting from off-site migration of the contamination. In connection with our former and current ownership, lease or operation of our properties, we may be liable for those types of environmental costs. Fines or penalties resulting from any failure to comply with those environmental laws and addressing claims or obligations arising under them could have a material adverse effect on our financial condition, results of operations and liquidity.


OUR BUSINESS IS SUBJECT TO GOVERNMENT REGULATIONS AND CHANGES IN CURRENT OR FUTURE LAWS OR REGULATIONS COULD HARM OUR BUSINESS

   We are subject to federal, state and local and foreign regulation of our business. Both the FCC and the FAA regulate towers used for wireless communications and radio and television antennae. In addition, the FCC separately regulates wireless communication devices operating on towers and licenses and regulates television and radio stations broadcasting from towers. Similar regulations exist in Mexico, Canada and other foreign countries regarding wireless communications and the operation of communications towers. Failure to comply with applicable requirements may lead to monetary penalties and other sanctions, including being disqualified from holding licenses for our Verestar business or registrations for our towers and may require us to indemnify our customers against any such failure to comply. New regulations may impose additional costly burdens on us, which may affect our revenues and cause delays in our growth.

   In January 2001, the FCC concluded investigations of several operators of communications towers, including us. The FCC sent us a Notice of Apparent Liability for Forfeiture preliminarily determining that we had failed to file specified informational forms, had failed to properly post specified information at various tower sites and on one occasion had failed to properly light a tower. The FCC has proposed a fine of $212,000 and intends to undertake an additional review of our overall procedures for and degree of compliance with the FCC's regulations. The proposed fine represents a significant increase from the amount that otherwise might be imposed in similar situations because of the number of violations and the FCC's negative perception of our compliance. Depending on the outcome of the further investigation, the FCC could take additional adverse action against us. We are conducting our own internal investigation into our regulatory compliance policies. As permitted by the FCC's regulations, on March 1, 2001 we filed a response to the Notice of Apparent Liability for Forfeiture requesting that the forfeiture be reduced. The matter remains under consideration by the FCC. We intend to cooperate with any further investigation to resolve these matters.

   The construction and reconstruction of a substantial number of antennae needed to deliver digital television service to our customers may require state and local regulatory approvals. The FCC has indicated that it may adopt preemptive guidelines. If adopted, these regulations may be more or less restrictive than existing state and local regulations and may increase our construction costs.

OUR COSTS COULD INCREASE AND OUR REVENUES COULD DECREASE DUE TO PERCEIVED HEALTH RISKS FROM RADIO EMISSIONS, ESPECIALLY IF THESE PERCEIVED RISKS ARE SUBSTANTIATED

   Public perception of possible health risks associated with cellular and other wireless communications media could slow the growth of wireless companies, which could in turn slow our growth. In particular, negative public perception of, and regulations regarding, these perceived health risks could slow the market acceptance of wireless communications services.

   If a connection between radio emissions and possible negative health effects, including cancer, were established, our operations, costs and revenues would be materially and adversely affected. We do not maintain any significant insurance with respect to these matters.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

   We have made and incorporated by reference forward-looking statements in this prospectus. Forward-looking statements include those regarding our goals, beliefs, plans or current expectations and other statements regarding matters that are not historical facts. For example, when we use words such as "project," "believe," "anticipate," "plan," "expect," "estimate," "intend," "should," "would," "could," or "may," or other words that convey uncertainty of future events or outcome, we are making forward-looking statements. Forward-looking statements include statements concerning:

  .  the outcome of our growth strategy,

  .  future results of operations,

  .  liquidity and capital expenditures,

  .  construction and acquisition activities,

  . debt levels and the ability to obtain financing and make payments on our debt,

  . regulatory developments and competitive conditions in the communications site and wireless carrier industries,

  . projected growth of the wireless communications and wireless carrier industries,

  .  dependence on demand for satellites for Internet data transmission, and

  .  general economic conditions.

   Our forward-looking statements are subject to risks and uncertainties. You should note that many important factors, some of which are discussed elsewhere in this prospectus or in the documents we have incorporated by reference, could affect us in the future and could cause our results to differ materially from those expressed in our forward-looking statements. For a discussion of some of these factors, please read carefully the information under "Risk Factors". We do not undertake any obligation to update forward-looking statements we make.

                                USE OF PROCEEDS

   We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes, we will receive old notes from you in like principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any change in our indebtedness.

                                 CAPITALIZATION

   The historical column in the following table shows our actual historical capitalization as of December 31, 2000. The second column shows our capitalization as adjusted to show the effect of the then pending pro forma transactions as if we had completed them on December 31, 2000. These transactions are described under "Unaudited Pro Forma Condensed Consolidated Financial Statements". The exchange offer will have no effect on our outstanding indebtedness. The old notes surrendered in exchange for the new notes in the exchange offer will be retired and cancelled and cannot be reissued.

   We believe that the assumptions used provide a reasonable basis on which to present our pro forma capitalization. You should read the capitalization table below in conjunction with our consolidated financial statements and the related notes to those consolidated financial statements that are incorporated by reference into this prospectus and the information presented under "Unaudited Pro Forma Condensed Consolidated Financial Statements". The pro forma financial information included in the capitalization table below is not necessarily indicative of our capitalization or financial condition had we completed the transactions and events referred to above on the date assumed. It is also not necessarily indicative of our future capitalization or future financial condition.

                                                       December 31, 2000
                                                     ----------------------
                                                     Historical  Pro Forma
                                                     ----------  ----------
                                                          (in thousands)
Cash and cash equivalents........................... $   82,038  $  730,950
                                                     ==========  ==========
Long-term debt, including current portion:
  Credit facilities(1).............................. $1,350,000  $1,445,000
  Senior notes......................................              1,000,000
  Convertible notes, net of discount(2).............    920,908     920,908
  Other long-term debt, including current portion...    197,315     197,315
                                                     ----------  ----------
    Total long-term debt............................  2,468,223   3,563,223
                                                     ----------  ----------
Stockholders' equity:
  Common stock(3)................................... $    1,805  $    1,905
  Additional paid-in capital........................  3,174,622   3,537,334
  Accumulated deficit...............................   (295,057)   (295,057)
  Treasury stock....................................     (4,340)     (4,340)
                                                     ----------  ----------
    Total stockholders' equity......................  2,877,030   3,239,842
                                                     ----------  ----------
Total capitalization................................ $5,345,253  $6,803,065
                                                     ==========  ==========

--------
(1)  The pro forma borrowings include:
  . borrowings under our domestic credit facilities consisting of fully drawing on the Term Loan A ($850.0 million) and the Term Loan B ($500.0 million), and
  . $95.0 million of indebtedness under our ATC Mexico loan agreement. See "Description of Indebtedness--ATC Mexico Loan Agreement".

(2) As of December 31, 2000, we had outstanding the following principal amounts of convertible notes:

  . $212.7 million principal amount of 6.25% convertible notes due 2009, which are convertible into shares of our Class A common stock at a conversion price of $24.40 per share,
  . $258.2 million principal amount of 2.25% convertible notes due 2009, which are convertible into shares of our Class A common stock at a conversion price of $24.00 per share, and
  . $450.0 million principal amount of 5.0% convertible notes due 2010, which are convertible into shares of our Class A common stock at a conversion price of $51.50 per share.

(3) Consists of common stock, par value $.01 per share, 560,000,000 shares authorized; shares outstanding 180,398,770 (historical) and 190,398,770 (pro forma).

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

   We have included on the following pages our unaudited pro forma condensed consolidated balance sheet as of December 31, 2000 and our unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2000. These pro forma condensed consolidated financial statements reflect adjustments for the pro forma transactions, which consist of:

  .  the ALLTEL and AirTouch transactions,

  .  our Class A common stock offerings in January 2001 and June 2000,

  .  our convertible notes private placement in February 2000,

  .  the private placement of the old notes in January 2001, and

  .  borrowings under our ATC Mexico loan agreement.

   The pro forma financial statements do not reflect all of our consummated or pending acquisitions. The adjustments assume that all pro forma transactions were consummated on January 1, 2000, in the case of the unaudited pro forma condensed consolidated statement of operations. The adjustments assume that the pro forma transactions that had not been consummated as of December 31, 2000 were consummated on that date in the case of the unaudited pro forma condensed consolidated balance sheet. You should read the pro forma financial statements in conjunction with the historical financial statements for the year ended December 31, 2000 that are incorporated by reference into this prospectus. Although the ALLTEL and AirTouch transactions do not involve the acquisition of businesses, we have provided pro forma information related to these transactions, as we believe such information is material to your investment decision.

   The pro forma financial statements may not reflect our financial condition or our results of operations had the pro forma transactions actually occurred on the dates specified. Finally, they may not reflect our future financial condition or results of operations.

                           AMERICAN TOWER CORPORATION

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 2000
                                 (in thousands)

                                       Condensed     Pro Forma    Consolidated
                                       Historical Adjustments (a) Pro Forma (b)
                                       ---------- --------------- -------------
               ASSETS
Cash and cash equivalents............  $   82,038   $  648,912     $  730,950
Restricted cash......................      46,036       93,750        139,786
Accounts receivable, net.............     194,011                     194,011
Prepaid and other current assets.....     149,067                     149,067
Notes receivable.....................     123,945                     123,945
Property and equipment, net..........   2,296,670                   2,296,670
Unallocated purchase price...........                  683,150        683,150
Goodwill and other intangible assets,
 net.................................   2,505,681                   2,505,681
Deferred tax asset...................     140,395                     140,395
Deposits and other assets............     122,836       32,000        154,836
                                       ----------   ----------     ----------
  Total..............................  $5,660,679   $1,457,812     $7,118,491
                                       ==========   ==========     ==========
      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities, excluding
 current portion of long-term debt...  $  286,608                  $  286,608
Other long-term liabilities..........      12,472                      12,472
Credit facilities ...................   1,350,000   $   95,000      1,445,000
Senior notes.........................                1,000,000      1,000,000
Convertible notes, net of discount...     920,908                     920,908
Other long-term debt, including
 current portion ....................     197,315                     197,315
Minority interest....................      16,346                      16,346
Stockholders' equity.................   2,877,030      362,812      3,239,842
                                       ----------   ----------     ----------
  Total..............................  $5,660,679   $1,457,812     $7,118,491
                                       ==========   ==========     ==========



 See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                          NOTES TO UNAUDITED PRO FORMA

                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

   We have prepared our unaudited pro forma condensed consolidated balance sheet as of December 31, 2000 to give effect, as of such date, to the ALLTEL transaction, the remaining portions of the AirTouch transaction, our Class A common stock offering and private placement of the old notes in January 2001, and borrowings under our ATC Mexico loan agreement, the only pro forma transactions that had not been completed at that date.

   (a) The following table sets forth the components of the pro forma balance sheet adjustments as of December 31, 2000 (in thousands):

                                                      January 2001
                                                 -----------------------   ATC Mexico     Total
                           ALLTEL     AirTouch     Equity     Old Notes       Loan      Pro Forma
                         Transaction Transaction Offering(1) Offering(2)  Agreement(3) Adjustments
                         ----------- ----------- ----------- -----------  ------------ -----------
         ASSETS
Cash and cash
 equivalents............                          $360,800     $194,112     $94,000    $  648,912
Restricted cash.........                                         93,750                    93,750
Unallocated purchase
 price(4)...............  $657,900     $25,250                                            683,150
Deposits and other
 assets.................                                         31,000       1,000        32,000
                          --------     -------    --------   ----------     -------    ----------
  Total.................  $657,900     $25,250    $360,800     $318,862     $95,000    $1,457,812
                          ========     =======    ========   ==========     =======    ==========
LIABILITIES AND
STOCKHOLDERS' EQUITY
Credit facilities.......  $657,900     $23,238               $ (681,138)    $95,000    $   95,000
Senior notes............                                      1,000,000                 1,000,000
Stockholders' equity....                 2,012    $360,800                                362,812
                          --------     -------    --------   ----------     -------    ----------
  Total.................  $657,900     $25,250    $360,800     $318,862     $95,000    $1,457,812
                          ========     =======    ========   ==========     =======    ==========

   The following table sets forth the remaining purchase prices and related pro forma financing for the ALLTEL and AirTouch transactions (in millions):

                                                       Purchase Price Borrowings
                                                       -------------- ----------
   ALLTEL transaction(5)..............................     $657.9       $657.9
   AirTouch transaction(6)............................       25.3         23.2

  --------
  (1) On January 23, 2001, we consummated the sale of 10.0 million shares of Class A common stock resulting in net proceeds of approximately $360.8 million.
  (2) On January 31, 2001, we consummated the sale of $1.0 billion in principal amount of our old notes resulting in net proceeds of approximately $969.0 million. For purposes of the pro forma presentation, we have assumed that a portion of the proceeds was utilized to repay borrowings under our domestic credit facilities.
  (3) In February 2001, our Mexican subsidiary consummated a loan agreement providing for borrowings of $95.0 million (U.S. dollars). If additional lenders are made party to the agreement, the size of the facility may increase to $140.0 million. We have committed to loan our Mexican subsidiary up to $45.0 million if additional lenders are not made party to the agreement. Our committment will be reduced on a dollar-for-dollar basis if additional lenders join the agreement. This agreement requires the maintenance of various covenants and ratios and is guaranteed and collateralized by all of the assets of the Mexican subsidiary. Interest rates on the loan are determined at the Mexican subsidiary's option at either LIBOR plus margin or the base rate plus margin as defined in the agreement. Amounts borrowed under the loan are due in 2003.
  (4) Upon completion of our evaluation of the purchase price allocations, we expect that the average life of the assets should approximate 15 years.

  (5) In December 2000, we entered into an agreement with ALLTEL Corporation to acquire the rights to up to 2,193 communications towers through a 15-year agreement to sublease. Under the agreement, we will sublease up to 2,193 towers for consideration of up to $657.9 million in cash. As of May 1, 2001, we had leased 597 towers and paid ALLTEL an aggregate of $179.1 million in cash. We expect the remaining closings to occur during the remainder of 2001.

  (6) As of December 31, 2000, we had closed on 1,801 of the 2,100 towers included in the original AirTouch lease agreement, paid $686.1 million in cash, and issued warrants to purchase 3.0 million shares of Class A common stock at a price of $22.00 per share. On May 1, 2001, we completed our final acquisition of towers under this agreement. In total, we acquired 1,862 towers under the agreement for an aggregate of $709.3 million in cash and the warrants.

  (b) The following table summarizes the unaudited pro forma condensed consolidated balance sheet for the restricted group under the indenture for the notes, and is presented solely to address specified reporting requirements contained in the indenture. Where we present data for the restricted group, we are presenting the data for us and our subsidiaries which comprise the restricted group under the indenture. All of our subsidiaries are part of this restricted group, except Verestar and its subsidiaries, whose operations constitute all of our satellite and fiber network access services business segment. The information in the following table is not intended as an alternative measure of financial position as determined in accordance with generally accepted accounting principles.

                                                     December 31, 2000
                                            -----------------------------------
                                                                     Restricted
                                            Consolidated  Exclusion    Group
                                             Pro Forma   of Verestar Pro Forma
                                            ------------ ----------- ----------
                                                      (in thousands)
Assets
Cash and cash equivalents.................   $  730,950   $ (15,491) $  715,459
Restricted cash...........................      139,786                 139,786
Accounts receivable, net..................      194,011     (48,862)    145,149
Prepaid and other current assets..........      149,067     (12,603)    136,464
Notes receivable..........................      123,945        (420)    123,525
Property and equipment, net...............    2,296,670    (283,400)  2,013,270
Unallocated purchase price................      683,150                 683,150
Goodwill and other intangible assets,
 net......................................    2,505,681    (271,475)  2,234,206
Deferred tax asset........................      140,395                 140,395
Investment in and advances to unrestricted
 subsidiaries.............................                  471,285     471,285
Deposits and other assets.................      154,836      (8,662)    146,174
                                             ----------   ---------  ----------
  Total...................................   $7,118,491   $(169,628) $6,948,863
                                             ==========   =========  ==========
Liabilities and Stockholders' Equity
Current liabilities, excluding current
 portion of long-term debt................   $  286,608   $ (52,361) $  234,247
Other long-term liabilities...............       12,472      (4,955)      7,517
Credit facilities.........................    1,445,000               1,445,000
Senior notes..............................    1,000,000               1,000,000
Convertible notes, net of discount........      920,908                 920,908
Other long-term debt, including current
 portion..................................      197,315    (112,312)     85,003
Minority interest.........................       16,346                  16,346
Stockholders' equity......................    3,239,842               3,239,842
                                             ----------   ---------  ----------
  Total...................................   $7,118,491   $(169,628) $6,948,863
                                             ==========   =========  ==========

                           AMERICAN TOWER CORPORATION

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS

                          Year Ended December 31, 2000
                     (in thousands, except per share data)

                                                                 Condensed     Pro Forma      Consolidated
                                                                 Historical  Adjustments(a)   Pro Forma(g)
                                                                 ----------  --------------   ------------
Operating revenues.............................................. $ 735,275     $  48,025       $ 783,300
Operating expenses excluding depreciation and amortization,
 development and corporate general and administrative
 expenses.......................................................   524,074        26,169         550,243
Depreciation and amortization...................................   283,360        56,509         339,869
Development expense.............................................    14,517                        14,517
Corporate general and administrative expense....................    14,958                        14,958
                                                                 ---------     ---------       ---------
Loss from operations............................................  (101,634)      (34,653)       (136,287)
Other (income) expense:
  Interest expense..............................................   156,839        95,673         252,512
  Interest income and other, net................................   (13,018)                      (13,018)
  Interest income TV Azteca, net of interest expense of $1,047..   (12,679)                      (12,679)
  Premium on note conversion....................................    16,968                        16,968
  Minority interest in net earnings of subsidiaries.............       202                           202
                                                                 ---------     ---------       ---------
Total other expense.............................................   148,312        95,673         243,985
                                                                 ---------     ---------       ---------
Loss before income taxes and extraordinary losses...............  (249,946)     (130,326)       (380,272)
Benefit for income taxes(b).....................................    59,656        48,220 (b)     107,876
                                                                 ---------     ---------       ---------
Loss before extraordinary losses................................ $(190,290)    $ (82,106)      $(272,396)
                                                                 =========     =========       =========
Basic and diluted loss per common share before extraordinary
 losses......................................................... $   (1.13)          N/A       $   (1.56)
                                                                 =========     =========       =========
Basic and diluted common shares outstanding.....................   168,715         6,079 (c)     174,794
                                                                 =========     =========       =========

 See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

                          NOTES TO UNAUDITED PRO FORMA
                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

   The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2000 gives effect to the pro forma transactions as if they had occurred on January 1, 2000.

   (a) To record the results of operations for the pro forma transactions. We have adjusted the results of operations to record an increase in net interest expense of $95.7 million for the year ended December 31, 2000 as a result of the increase in debt after giving effect to the proceeds of the February 2000 notes placement, the June 2000 offering and the January 2001 old notes private placement and borrowings under our ATC Mexico loan agreement. We are amortizing debt issuance costs on a straight-line basis over the term of the obligations. We have included amortization of issuance costs within interest expense. There are no adjustments to the pro forma statement of operations associated with the January 2001 equity offering due to the proceeds being applied to cash. Accordingly, we have not adjusted the share data for this equity offering.

   We have also adjusted the results of operations to record depreciation and amortization expenses of $56.5 million for the year ended December 31, 2000 based on estimated allocations of purchase prices. With respect to unallocated purchase prices, we have determined pro forma depreciation and amortization expense based on an expected average life of 15 years.

   The table below sets forth the detail for the pro forma transactions for the year ended December 31, 2000 (in thousands).

                                                                                       ATC
                                                                                     Mexico      Other
                                                                                      Loan     Pro Forma     Total
                                            February    June       January 2001     Agreement Adjustments Adjustments
                                              2000      2000    ------------------  --------- -----------     for
                    ALLTEL      AirTouch      Notes    Equity    Equity  Old Notes                         Pro Forma
                  Transaction  Transaction  Placement Offering  Offering Offering                         Transactions
                  -----------  -----------  --------- --------  -------- ---------                        ------------
Operating
 revenues........   $37,914(d)   $10,111(e)                                                                $  48,025
Operating
 expenses
 excluding
 depreciation and
 amortization....    22,070(f)     4,099(f)                                                                   26,169
Depreciation and
 amortization....                                                                              $  56,509      56,509
                    -------      -------     -------  --------    ---    --------    -------   ---------   ---------
Income (loss)
 from
 operations......    15,844        6,012                                                         (56,509)    (34,653)
Interest expense
 (income), net...                            $(1,439) $(23,675)          $ 32,917    $ 9,595      78,275      95,673
                    -------      -------     -------  --------    ---    --------    -------   ---------   ---------
Income (loss)
 before income
 taxes and
 extraordinary
 losses..........   $15,844      $ 6,012     $ 1,439  $ 23,675           $(32,917)   $(9,595)  $(134,784)  $(130,326)
                    =======      =======     =======  ========    ===    ========    =======   =========   =========


   (b) To record the tax effect of the pro forma adjustments and impact on our estimated effective tax rate. The actual effective tax rate may be different once we determine the final purchase price allocations.

   (c) Includes adjustment for the 12.5 million shares of Class A common stock issued pursuant to the June 2000 offering.

   (d) Includes additional revenues recognized on a straight-line basis in accordance with terms stipulated in the ALLTEL lease agreement. We have not included approximately $7.4 million of annual third party lease revenues existing as of the date the agreement was signed.

   (e) Includes additional revenues recognized on a straight-line basis in accordance with terms stipulated in the AirTouch lease agreement, assuming the closing of 1,862 towers. We have not included approximately $3.5 million of annual third party lease revenues existing as of the date the agreement was signed.

   (f) The towers involved in each of these acquisitions were operated as part of the wireless service divisions of ALLTEL and AirTouch. Accordingly, separate financial records were not maintained and financial statements were never prepared for the operation of these towers. In addition to land leases that we have assumed or will assume, we have estimated operating expenses we would expect to incur based on our own experience with comparable towers and with AirTouch towers acquired to date. Such estimates include expenses related to utilities, repairs and maintenance, insurance and real estate taxes. We have based these operating expenses on management's best estimate, and, as such the actual expenses may be different than the estimates presented.

   (g) The following table summarizes the unaudited pro forma results of operations for the restricted group under the indenture, and is presented solely to address specified reporting requirements contained in the indenture. Where we present data for the restricted group, we are presenting the data for us and our subsidiaries which comprise the restricted group under the indenture. All of our subsidiaries are part of this restricted group, except Verestar and its subsidiaries, whose operations constitute all of our satellite and fiber network access services business segment. Amounts included in the "Exclusion of Verestar" column do not contain an allocation of corporate overhead or interest expense related to intercompany borrowings. The information in the following table is not intended as an alternative measure of the operating results as would be determined in accordance with generally accepted accounting principles.

                                                     Year Ended
                                                  December 31, 2000
                                      -----------------------------------------
                                      Consolidated Exclusion of   Restricted
                                       Pro Forma     Verestar   Group Pro Forma
                                      ------------ ------------ ---------------
                                                   (in thousands)
Operating revenues...................  $ 783,300    $(145,201)     $ 638,099
  Operating expenses excluding
   depreciation and amortization,
   development and corporate general
   and administrative expenses.......    550,243     (110,065)       440,178
  Depreciation and amortization......    339,869      (27,074)       312,795
  Development expense................     14,517          (84)        14,433
  Corporate general and
   administrative expense............     14,958                      14,958
                                       ---------    ---------      ---------
Loss from operations.................   (136,287)      (7,978)      (144,265)
Other (income) expense:
  Interest expense...................    252,512       (1,833)       250,679
  Interest income and other, net.....    (13,018)         357        (12,661)
  Interest income TV Azteca, net of
   interest expense of $1,047........    (12,679)                    (12,679)
  Premium on note conversion.........     16,968                      16,968
  Minority interest in net earnings
   of subsidiaries...................        202                         202
                                       ---------    ---------      ---------
Total other expense..................    243,985       (1,476)       242,509
                                       ---------    ---------      ---------
Loss before income taxes and
 extraordinary losses................  $(380,272)   $  (6,502)     $(386,774)
                                       =========    =========      =========

                               THE EXCHANGE OFFER

Purpose and Effect of Exchange Offer; Registration Rights

   We sold the old notes on January 31, 2001 in an unregistered private placement to a group of investment banks that served as the initial purchasers. The initial purchasers then resold the old notes under an offering circular, dated January 24, 2001, in reliance on Rule 144A and Regulation S under the Securities Act.

   As part of this private placement, we entered into a registration rights agreement with the initial purchasers on January 31, 2001. Under the registration rights agreement, we agreed to file this registration statement relating to our offer to exchange the old notes for new notes in an offering registered under the Securities Act. We also agreed:

  . to use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act on or before July 30, 2001,

  . to keep the exchange offer open for not less than 30 business days and not more than 45 business days after we mail the notice of exchange offer to the holders of the old notes, and

  . to use our reasonable best efforts to keep the exchange offer registration statement continuously effective under the Securities Act for a period of 180 days following the completion of the exchange offer.

   Under the circumstances described below, we also agreed to use our reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the old notes. We agreed to keep the shelf registration statement effective until the earlier of the date on which all the old notes covered by the shelf registration are sold or the date on which such notes may be sold under Rule 144(k) of the Securities Act. These circumstances include:

  . if any change in law or applicable interpretations of those laws by the SEC do not permit us to effect the exchange offer as contemplated by the registration rights agreement,

  . if for any other reason the exchange offer registration statement is not declared effective on or prior to July 30, 2001, or if the exchange offer is not consummated on or prior to September 13, 2001,

  . if any initial purchaser of the old notes so requests with respect to any old notes that are not eligible to be exchanged for new notes in the exchange offer, or

  . if any holder of the old notes, other than any initial purchaser, is not eligible to participate in the exchange offer or does not receive freely tradeable new notes in the exchange offer other than by reason of such holder being our affiliate. For this purpose, the requirement that a broker-dealer comply with the prospectus delivery requirements in connection with the sale of new notes does not result in the new notes not being "freely tradeable".

   If we fail to comply with specified obligations under the registration rights agreement, we must pay additional interest to the holders of the notes.

   By participating in the exchange offer, holders of the old notes will receive new notes that are freely tradeable and not subject to restrictions on transfer, subject to the exceptions described below under "Resale of New Notes". In addition, holders of new notes will not be entitled to additional interest.

Resale of New Notes

   We believe that the new notes issued in exchange for the old notes may be offered for resale, resold and otherwise transferred by any new note holder without compliance with the registration and prospectus delivery provisions of the Securities Act if the conditions set forth below are met. We base this belief solely on interpretations of the federal securities laws by the SEC set forth in several no-action letters issued to third parties unrelated to us. A no-action letter is a letter from the SEC responding to a request for its views as to whether a particular matter complies with the federal securities laws or whether the SEC would refer the matter to the SEC's enforcement division for action. We have not obtained, and do not intend to obtain, our own no-action letter from the SEC regarding the resale of the new notes. Instead, holders will be relying on the no-action letters that the SEC has issued to third parties in circumstances that we believe are similar to ours. Based on these no-action letters, the following conditions must be met:

  . the holder must acquire the new notes in the ordinary course of its business,

  . the holder must have no arrangements or understanding with any person to participate in the distribution of the new notes within the meaning of the Securities Act, and

  . the holder must not be an "affiliate", as defined in Rule 405 of the Securities Act, of ours.

Each holder of old notes that wishes to exchange old notes for new notes in the exchange offer must represent to us that it satisfies all of above listed conditions. Any holder who tenders in the exchange offer who does not satisfy all of the above listed conditions:

  . cannot rely on the position of the SEC set forth in the no-action letters referred to above, and

  . must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.

   The SEC considers broker-dealers that acquired old notes directly from us, but not as a result of market-making activities or other trading activities, to be making a distribution of the new notes if they participate in the exchange offer. Consequently, these holders must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.

   Each broker-dealer that receives new notes for its own account in exchange for old notes acquired by such broker-dealer as a result of market-making activities or other trading activities must deliver a prospectus in connection with a resale of the new notes and provide us with a signed acknowledgement of this obligation. A broker-dealer may use this prospectus, as amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes where the broker-dealer acquired the old notes as a result of market-making activities or other trading activities. The letter of transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be considered to admit that it is an "underwriter" within the meaning of the Securities Act. We have agreed that for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to broker-dealers for use in connection with any such resale of the new notes.

   Except as described in the prior paragraph, holders may not use this prospectus for an offer to resell, resale or other retransfer of new notes. We are not making this exchange offer to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of that jurisdiction.


Terms of the Exchange

   Upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, which we refer to together in this prospectus as the "exchange offer", we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. The date of acceptance for exchange of the old notes, and completion of the exchange offer, is the exchange date, which will be the first business day following the expiration date, unless extended as described in this prospectus. We will issue, on or promptly after the exchange date, an aggregate principal amount of up to $1.0 billion of new notes for a like principal amount of outstanding old notes tendered and accepted in connection with the exchange offer. The new notes issued in connection with the exchange offer will be delivered as soon as practicable following the exchange date. Holders may tender some or all of their old notes in connection with the exchange offer, but only in integral multiples of $1,000. The exchange offer is not conditioned upon any minimum amount of old notes being tendered for exchange.

   The terms of the new notes are identical in all material respects to the terms of the old notes, except that:

  . we have registered the new notes under the Securities Act and therefore these notes will not bear legends restricting their transfer, and

  . specified rights under the registration rights agreement, including the provisions providing for payment of additional interest in specified circumstances relating to the exchange offer, will be limited or eliminated.

   The new notes will evidence the same debt as the old notes. The new notes will be issued under the same indenture and entitled to the same benefits under that indenture as the old notes being exchanged. As of the date of this prospectus, $1.0 billion in aggregate principal amount of the old notes were outstanding. Old notes accepted for exchange will be retired and cancelled and not reissued.

   In connection with the issuance of the old notes, we arranged for the old notes originally purchased by qualified institutional buyers and those sold in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of The Depository Trust Company, or DTC, acting as depositary. Except as described under "Description of the New Notes--Form, Denomination, Transfer, Exchange and Book-Entry Procedures", we will issue the new notes in the form of a global note registered in the name of DTC or its nominee and each beneficial owner's interest in it will be transferable in book-entry form through DTC.

   Holders of old notes do not have any appraisal or dissenters' rights in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

   We shall be considered to have accepted validly tendered old notes if and when we have given oral or written notice to that effect to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

   If we do not accept any tendered old notes for exchange because of an invalid tender, the occurrence of the other events described in this prospectus or otherwise, we will return these old notes, without expense, to the tendering holder as quickly as possible after the expiration date of the exchange offer.

   Holders who tender old notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of old notes in connection with the exchange offer. We will pay all charges and expenses, other than the applicable taxes described in the section "Fees and Expenses" below, in connection with the exchange offer.

   If we successfully complete the exchange offer, any old notes which holders do not tender or which we do not accept in the exchange offer will remain outstanding and continue to accrue interest. The holders of old notes after the exchange offer in general will not have further rights under the registration rights agreement, including registration rights and any rights to additional interest. Holders of the old notes wishing to transfer would have to rely on exemptions from the registration requirements of the Securities Act.

Expiration Date; Extensions; Amendments

   The expiration date for the exchange offer is 5:00 p.m., New York City time, on June 29, 2001. We may extend this expiration date in our sole discretion, but in no event to a date later than July 18, 2001. If we so extend the expiration date, the term "expiration date" shall mean the latest date and time to which we extend the exchange offer.

   We reserve the right, in our sole discretion:

  .  to delay accepting any old notes,

  .  to extend the exchange offer,

  . to terminate the exchange offer if, in our sole judgment, any of the conditions described below shall not have been satisfied, or

  .  to amend the terms of the exchange offer in any manner.

   We will give oral or written notice of any delay, extension or termination to the exchange agent. In addition, we will give, as promptly as practicable, oral or written notice regarding any delay in acceptance, extension or termination of the offer to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, or if we waive a material condition, we will promptly disclose the amendment or waiver in a manner reasonably calculated to inform the holders of old notes of the amendment, and extend the offer if required by law.

   Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination, amendment or waiver regarding the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Interest on the New Notes

   Interest on the new notes will accrue at the rate of 9 3/8% per annum on the principal amount, payable semiannually in arrears on February 1 and August 1, commencing on August 1, 2001. In order to avoid duplicative payment of interest, all interest accrued on old notes that are accepted for exchange before August 1, 2001 will be superseded by the interest that is deemed to have accrued on the new notes from January 31, 2001 through the date of the exchange.

Conditions to the Exchange Offer

   Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange new notes for, any old notes and we may terminate the exchange offer as provided in this prospectus before the acceptance of the old notes, if:

  . the exchange offer, or the making of any exchange by a holder, violates, in our good faith determination, any applicable law, rule or regulation or any applicable interpretation of the staff of the SEC,

  . any action or proceeding shall have been instituted or threatened with respect to the exchange offer which, in our judgment, would impair our ability to proceed with the exchange offer, or

  . we have not obtained any governmental approval which we, in our sole discretion, consider necessary for the completion of the exchange offer as contemplated by this prospectus.

   The conditions listed above are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our sole discretion in whole or in part at any time. A failure on our part to exercise any of the above rights shall not constitute a waiver of that right, and that right shall be considered an ongoing right which we may assert at any time and from time to time.

   If we determine in our sole discretion that any of the events listed above has occurred, we may, subject to applicable law:

  . refuse to accept any old notes and return all tendered old notes to the tendering holders,

  . extend the exchange offer and retain all old notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these old notes, or

  . waive unsatisfied conditions relating to the exchange offer and accept all properly tendered old notes which have not been withdrawn.

Any determination by us concerning the above events will be final and binding.

   In addition, we reserve the right in our sole discretion to:

  . purchase or make offers for any old notes that remain outstanding subsequent to the expiration date, and

  . to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers may differ from the terms of the exchange offer. Any such purchase would require the consent of the lenders under our domestic credit facilities.

Procedures for Tendering

   Except in limited circumstances, only a Euroclear participant, Clearstream participant or DTC participant listed on a DTC securities position listing with respect to the old notes may tender old notes in the exchange offer. To tender old notes in the exchange offer:

  . holders of old notes that are DTC participants may follow the procedures for book-entry transfer as set forth below under "Book-Entry Transfer" and in the letter of transmittal; or

  . Euroclear participants and Clearstream participants on behalf of the beneficial owners of old notes are required to use book-entry transfer pursuant to the standard operating procedures of Euroclear or Clearstream. These procedures include the transmission of a computer-generated message to Euroclear or Clearstream, in lieu of a letter of transmittal. See the description of "agent's message" below under "Book-Entry Transfer".

  In addition, you must comply with one of the following:

  . the exchange agent must receive, before expiration of the exchange offer, a timely confirmation of book-entry transfer of old notes into the exchange agent's account at DTC, Euroclear or Clearstream according to their respective standard operating procedures for electronic tenders and a properly transmitted agent's message as described below, or

  . the exchange agent must receive any corresponding certificate or certificates representing old notes along with the letter of transmittal, or

  . the holder must comply with the guaranteed delivery procedures described below.

   The tender by a holder of old notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If less than all the old notes held by a holder are tendered, the tendering holder should fill in the amount of old notes being tendered in the specified box on the letter of transmittal. The entire amount of old notes delivered or transferred to the exchange agent will be deemed to have been tendered unless otherwise indicated.

   The method of delivery of old notes, the letter of transmittal and all other required documents or transmission of an agent's message, as described under "Book-Entry Transfer", to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent prior to the expiration of the exchange offer. No letter of transmittal or old notes should be sent to us, DTC, Euroclear or Clearstream. Delivery of documents to DTC, Euroclear or Clearstream in accordance with their respective procedures will not constitute delivery to the exchange agent.

   Any beneficial holder whose old notes are registered in the name of his or its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on its behalf. If such beneficial holder wishes to tender on its own behalf, such beneficial holder must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

  . make appropriate arrangements to register ownership of the old notes in such holder's name, or

  .  obtain a properly completed bond power from the registered holder.

   The transfer of record ownership may take considerable time and may not be completed prior to the expiration date.

   Signatures on a letter of transmittal or a notice of withdrawal, as described in "-- Withdrawal of Tenders" below, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution", within the meaning of Rule 17Ad-15 under the Exchange Act, which we refer to in this prospectus as an "eligible institution", unless the old notes are tendered:

  . by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  .  for the account of an eligible institution.

   If the letter of transmittal is signed by a person other than the registered holder of any old notes listed therein, the old notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the old notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the old notes. If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

   We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered old notes. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular old notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, holders must cure any defects or irregularities in connection with tenders of old notes within a period we will determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of old notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give this notification. We will not consider tenders of old notes to have been made until these defects or irregularities have been cured or waived. The exchange agent will return any old notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

   In addition, we reserve the right, as set forth above under the caption "Conditions to the Exchange Offer," to terminate the exchange offer.

   By tendering, each holder represents to us, among other things, that:

  . the holder acquired new notes pursuant to the exchange offer in the ordinary course of its business,

  . the holder has no arrangement or understanding with any person to participate in the distribution of the new notes within the meaning of the Securities Act, and

  . the holder is not our "affiliate," as defined in Rule 405 under the Securities Act.

   If the holder is a broker-dealer which will receive new notes for its own account in exchange for old notes acquired by such broker-dealer as a result of market-making activities or other trading activities, such holder must acknowledge that it will deliver a prospectus in connection with any resale of the new notes.

Book-Entry Transfer

   We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the old notes at DTC, Euroclear and Clearstream for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC's system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's DTC account in accordance with DTC's Automated Tender Offer Program procedures for such transfer. Any participant in Euroclear or Clearstream may make book-entry delivery of Regulation S old notes by causing Euroclear or Clearstream to transfer such old notes into the exchange agent's account in accordance with established Euroclear or Clearstream procedures for transfer. The exchange of new notes for tendered old notes will only be made after a timely confirmation of a book-entry transfer of the old notes into the exchange agent's account and timely receipt by the exchange agent of an agent's message.

   The term "agent's message" means a message, transmitted by DTC, Euroclear or Clearstream, and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC, Euroclear or Clearstream has received an express acknowledgment from a participant tendering old notes that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against the participant. Delivery of an agent's message will also constitute an acknowledgment from the tendering DTC, Euroclear or Clearstream participant that the representations contained in the letter of transmittal and described under "Resale of New Notes" above are true and correct.

Guaranteed Delivery Procedures

   The following guaranteed delivery procedures are intended for holders who wish to tender their old notes but:

  .  their old notes are not immediately available,

  . the holders cannot deliver their old notes, the letter of transmittal, or any other required documents to the exchange agent prior to the expiration date, or

  . the holders cannot complete the procedure under the respective DTC, Euroclear or Clearstream standard operating procedures for electronic tenders before expiration of the exchange offer.

   The conditions that must be met to tender old notes through the guaranteed delivery procedures are as follows:

  .  the tender must be made through an eligible institution,

  . before expiration of the exchange offer, the exchange agent must receive from the eligible institution either a properly completed and duly executed notice of guaranteed delivery in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, or a properly transmitted agent's message in lieu of notice of guaranteed delivery:

    . setting forth the name and address of the holder, the certificate number or numbers of the old notes tendered and the principal amount of old notes tendered;

    .  stating that the tender offer is being made by guaranteed delivery;
       and

    . guaranteeing that, within five business days after expiration of the exchange offer, the letter of transmittal, or facsimile of the letter of transmittal, together with the old notes tendered or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  . the exchange agent must receive the properly completed and executed letter of transmittal, or facsimile of the letter of transmittal, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and any other documents required by the letter of transmittal, within five business days after expiration of the exchange offer.

   Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

   Your tender of old notes pursuant to the exchange offer is irrevocable except as otherwise provided in this section. You may withdraw tenders of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

   For a withdrawal to be effective:

  . the exchange agent must receive a written notice, which may be by telegram, telex, facsimile transmission or letter, of withdrawal at the address set forth below under "Exchange Agent", or

  . for DTC, Euroclear or Clearstream participants, holders must comply with their respective standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC, Euroclear or Clearstream.

   Any notice of withdrawal must:

  . specify the name of the person who tendered the old notes to be withdrawn,

  . identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of the old notes to be withdrawn,

  . be signed by the person who tendered the old notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees, and

  . specify the name in which the old notes are to be re-registered, if different from that of the withdrawing holder.

   If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC, Euroclear or Clearstream to be credited with the withdrawn old notes and otherwise comply with the procedures of the applicable facility. We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, for such withdrawal notices, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect to them unless the old notes so withdrawn are validly retendered. Any old notes which have been tendered but which are not accepted for exchange will be returned to the holder without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be re-tendered by following the procedures described above under "Procedures for Tendering" at any time prior to the expiration date.

Exchange Agent

   We have appointed The Bank of New York as exchange agent in connection with the exchange offer. Holders should direct questions, requests for assistance and for additional copies of this prospectus, the letter of transmittal or notices of guaranteed delivery to the exchange agent addressed as follows:


       By Mail, Hand Delivery or
         Overnight Courier:
                                              By Facsimile Transmission:

         The Bank of New York                    The Bank of New York
       Reorganization Department              Reorganization Department
          101 Barclay Street               Attention: Santino Ginocchietti
               Floor 7E                             (212) 815-6339
          New York, NY 10286
    Attention: Santino Ginocchietti       For Information or Confirmation by
                                                    Telephone:
                                                 The Bank of New York
                                              Reorganization Department
                                           Attention: Santino Ginocchietti
                                                    (212) 815-6331

   Delivery of a letter of transmittal to any address or facsimile number other than the one set forth above will not constitute a valid delivery.

Fees and Expenses

   We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will pay the exchange agent for its related reasonable out-of-pocket expenses, including accounting and legal fees. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

   Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes. If, however:

  . new notes are to be delivered to, or issued in the name of, any person other than the registered holder of the old notes tendered, or

  . tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or

  . a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer,

then the tendering holder must pay the amount of any transfer taxes due, whether imposed on the registered holder or any other persons. If the tendering holder does not submit satisfactory evidence of payment of these taxes or exemption from them with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Consequences of Failures to Properly Tender Old Notes in the Exchange

   We will issue the new notes in exchange for old notes under the exchange offer only after timely receipt by the exchange agent of the old notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, holders of the old notes desiring to tender old notes in exchange for new notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of old notes for exchange. Old notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer under the Securities Act. Upon completion of the exchange offer, specified rights under the registration rights agreement, including registration rights and any right to additional interest, will be either limited or eliminated.

   Participation in the exchange offer is voluntary. In the event the exchange offer is completed, we will not be required to register the remaining old notes. Remaining old notes will continue to be subject to the following restrictions on transfer:

  . holders may resell old notes only if we register the old notes under the Securities Act, if an exemption from registration is available, or if the transaction requires neither registration under nor an exemption from the requirements of the Securities Act, and

  . the remaining old notes will bear a legend restricting transfer in the absence of registration or an exemption.

   We do not currently anticipate that we will register the remaining old notes under the Securities Act. To the extent that old notes are tendered and accepted in connection with the exchange offer, any trading market for remaining old notes could be adversely affected.

                          DESCRIPTION OF THE NEW NOTES

General

  You can find the definitions of the terms used in the following summary under the subheading "-- Certain Definitions". In this summary, "American Tower", "we" or "us" do not refer to any of our Subsidiaries.

  We issued the old notes, and will issue the new notes, under an indenture between us and The Bank of New York, as trustee. The terms of the notes include those stated in the indenture and those made part of that indenture by reference to the Trust Indenture Act of 1939, as amended. The new and old notes will be identical in all material respects, except that the new notes have been registered under the Securities Act and are free of any obligation regarding registration, including the payment of additional interest upon failure to file or have declared effective an exchange offer registration statement or to consummate an exchange offer by specified dates. Accordingly, unless specifically stated to the contrary, the following description applies equally to the old notes and the new notes.

  The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture, because it, and not this description, defines your rights as Holders of the notes. A copy of the proposed form of indenture was filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and may be obtained by contacting us as described below under "-- Additional Information". See also "Where You Can Find More Information".

Brief Description of the Notes

  The notes:

  .  are our general obligations;

  .  rank equally with all of our existing and future senior unsecured debt;

  . accrue interest from the date they are issued at a rate of 9 3/8%, which is payable semi-annually; and

  .  mature on February 1, 2009.

  We have covenanted that we will offer to repurchase notes under the circumstances described in the indenture upon:

  .  a Change of Control of American Tower; or

  .  an Asset Sale by us or any of our Restricted Subsidiaries.

  The indenture also contains the following covenants:

  .  Restricted Payments;

  .  incurrence of Indebtedness and issuance of preferred stock;

  .  Liens;

  .  dividend and other payment restrictions affecting Subsidiaries;

  .  merger, consolidation or sale of assets;

  .  transactions with Affiliates;

  .  sale and leaseback transactions;

  .  limitation on issuances and sales of Capital Stock of Restricted
     Subsidiaries;

  .  limitation on issuances of Guarantees of Indebtedness; and

  .  reports.

  We conduct our operations through our Subsidiaries and, therefore, depend on the cash flow of our Subsidiaries to meet our obligations, including our obligations under the notes. Our Subsidiaries will not be guarantors of the notes and the notes will be effectively subordinated to all Indebtedness, including all borrowings under the Senior Credit Facility and other liabilities and commitments, including trade payables and lease obligations, of our Subsidiaries. Any right we have to receive assets of any of our Subsidiaries upon the liquidation or reorganization of the Subsidiaries, and the consequent right of the Holders of the notes to participate in those assets, will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that we are recognized as a creditor of such Subsidiary. If we are recognized as a creditor of such Subsidiary, our claims would still be subordinate in right of payment to any security in the assets of that Subsidiary and any indebtedness of that Subsidiary senior to that held by us. We have pledged to the lenders under the Senior Credit Facility the shares of most of our Subsidiaries and any indebtedness of those Subsidiaries owed to us. As of December 31, 2000, after giving effect to the pro forma transactions reflected in the table under "Capitalization", our Subsidiaries would have had $1.6 billion of Indebtedness outstanding, and would have had $650.0 million of unused commitments under the Senior Credit Facilities. The provisions of the Senior Credit Facility contain substantial restrictions on the ability of those Subsidiaries to dividend or distribute cash flow or assets to us. See "Risk Factors--Risks Related to the Exchange Offer--Our holding company structure results in substantial structural subordination of the notes and may affect our ability to make payments on the notes" and "Description of Indebtedness". We have also guaranteed payments under the Senior Credit Facility.

  As of January 31, 2001, all of our Subsidiaries are Restricted Subsidiaries other than Verestar and its Subsidiaries. However, under specified circumstances, we will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries are not subject to many of the restrictive covenants set forth in the indenture.

Principal, Maturity and Interest

  We are offering to exchange new notes in the aggregate principal amount of $1.0 billion for old notes. The notes will mature on February 1, 2009. We will issue the notes in denominations of $1,000 and integral multiples of $1,000.

  Interest on the notes will accrue at the rate of 9 3/8% per annum from January 31, 2001 and will be payable in U.S. dollars semiannually in arrears on February 1 and August 1, commencing on August 1, 2001. We will make each interest payment to Holders of record on the immediately preceding January 15 and July 15.

  We will calculate interest on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

  If the notes cease to be held as global notes and a Holder has given wire transfer instructions to us, we will make all payments of principal, premium and interest, if any, on that Holder's notes in accordance with those instructions. We will make all other payments on the notes at the office or agency of the paying agent and registrar for the notes within the City and State of New York unless we elect to make interest payments by check mailed to the Holders at their address set forth in the register of Holders. As long as the notes remain in global form, we will make all payments to the depositary or its nominee as described below under "--Form, Denomination, Transfer, Exchange and Book-Entry Procedures".

Paying Agent and Registrar for the Notes

  The trustee under the indenture will initially act as the paying agent and registrar for the notes. We may change the paying agent or registrar under the indenture without prior notice to the Holders of the notes. We or any of our Subsidiaries may act as paying agent or registrar under the indenture.

Transfer and Exchange

  A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. We are not required to transfer or exchange any notes selected for redemption. Also, we are not required to transfer or exchange any notes for a period of 15 days before a selection of notes to be redeemed.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

  New notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global Notes"). We will deposit the Global Notes upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), as the depositary, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

  Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to DTC or its nominee, or to a successor of DTC or its nominee. You may not exchange beneficial interests in the Global Notes for notes in certificated form except in the limited circumstances described below under "--Exchanges of Book-Entry Notes for Certificated Notes". Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

  Exchanges of Book-Entry Notes for Certificated Notes

   You may not exchange a beneficial interest in a Global Note for a note in certificated form unless:

  . DTC notifies us that it is unwilling or unable to continue as depositary for the Global Note or has ceased to be a clearing agency registered under the Exchange Act and in either case we thereupon fail to appoint a successor depositary,

  . we, at our option, notify the trustee in writing that we elect to cause the issuance of the notes in certificated form, or

  . an Event of Default with respect to the notes shall have occurred and be continuing.

   In all cases, certificated notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

  Book-Entry Procedures for Global Notes

   The descriptions of the operations and procedures of DTC, Euroclear and Clearstream that follow are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

   DTC has advised us that DTC is:

  . a limited purpose trust company organized under the laws of the State of New York,

  .  a member of the Federal Reserve System,

  . a "clearing corporation" within the meaning of the Uniform Commercial Code, and

  . a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

   DTC holds securities for its participants. DTC also facilitates the clearance and settlement of securities transactions among participants through electronic book-entry changes in the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's direct participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a direct participant.

   Purchases of securities under DTC's system must be made by or through a direct participant, which will receive a credit for such securities on DTC's records. The ownership interest of each actual purchaser, and beneficial owner, of such securities is in turn recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchases, but they should receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the participants through which they entered into the transactions. DTC has no knowledge of the actual beneficial owners of the securities. DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of the holdings of their customers. Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect.

   As long as DTC, or its nominee, is the registered Holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and Holder of the notes represented by such Global Note for all purposes under the indenture and the notes.

   Except in the limited circumstances described above under "--Exchanges of Book-Entry Notes for Certificated Notes", owners of beneficial interests in a Global Note will not be entitled to have any portions of such Global Note registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or Holders of the Global Note, or any notes represented thereby, under the indenture or the notes.

   Investors who are not "United States persons", as defined under the Securities Act, who purchased old notes in reliance on Regulation S hold their interests in old notes through Clearstream or Euroclear, if they are participants in such systems, or indirectly through organizations which are participants in such systems. Euroclear and Clearstream are direct participants in the DTC system. We understand that Euroclear and Clearstream each maintain records of the beneficial interests of their account holders and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer among their respective account holders.

   The laws of some states require that some persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of its direct participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

   We will make payments of the principal of, premium, if any, and interest on Global Notes to DTC or its nominee as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note representing any notes held by it or its nominee, will immediately credit participants' accounts with payments. DTC will credit each relevant participant with an amount proportionate to its respective beneficial interest in the principal amount of such Global Note for such notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practice, as is the case with securities held for the accounts of customers registered in "street name". These payments will be the responsibility of such participants and will not be the responsibility of us, DTC or the trustee. Neither we, the trustee nor any of our respective agents will have any responsibility or liability for:

  . any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests in the Global Notes, or

  . any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

   Except for trades involving only Euroclear and Clearstream participants, interests in the Global Notes will trade in DTC's settlement system and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

   Subject to compliance with any applicable transfer and exchange restrictions, cross-market transfers of interests in the Global Notes between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected by DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary. However, these cross-market transactions will require delivery of instructions to Euroclear or Clearstream, by the counterparty in the applicable system in accordance with the rules and procedures and within the established deadlines of the applicable system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures or same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

   Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the DTC settlement date. Cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following the DTC settlement date.

   DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Global Notes in which such participant or participants have an interest. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for notes in certificated form, and to distribute these notes to its participants.

   Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Notes among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the trustee nor any of our respective agents will have any responsibility for the performance by DTC, Euroclear and Clearstream, their participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

Optional Redemption

   At any time until February 1, 2004, we may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes originally issued at a redemption price of 109.375% of the principal amount of the notes to be redeemed on the redemption date with the net cash proceeds of one or more Public Equity Offerings and/or Strategic Equity Investments; provided that:

     (1) at least 65% of the aggregate principal amount of notes originally issued remains outstanding immediately after the occurrence of such redemption, excluding notes held by us or any of our Subsidiaries; and

     (2) the redemption occurs within 60 days of the date of the closing of the Public Equity Offering or Strategic Equity Investment.

   At any time prior to February 1, 2005, we may redeem all or part of the notes, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the date of redemption.

   On or after February 1, 2005, we may redeem all or a part of the notes, upon not less than 30 nor more than 60 days' notice, at the redemption prices expressed as percentages of principal amount set forth below plus accrued and unpaid interest, if any, on the notes redeemed to the applicable redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on February 1, of the years indicated below:

      Year                                                            Percentage
      ----                                                            ----------
      2005...........................................................  104.688%
      2006...........................................................  103.125
      2007...........................................................  101.562
      2008 and thereafter............................................  100.000

Selection and Notice

   If less than all of the notes are to be redeemed at any time, the trustee under the indenture will select notes for redemption as follows:

     (1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or

     (2) if the notes are not listed on any national securities exchange, on a pro rata basis.

   We may not redeem notes of $1,000 principal amount at maturity or less in part. We will mail notices of redemption by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

   If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount of that note to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note presented for redemption will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption

   We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

 Change of Control

   If a Change of Control occurs, each Holder will have the right to require us to repurchase all or any part, equal to $1,000 or an integral multiple of $1,000, of its notes pursuant to the offer described below (the "Change of Control Offer"). The offer price in any Change of Control Offer will be payable in cash and will be 101% of the aggregate principal amount of any notes repurchased plus any accrued and unpaid interest on the notes, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, we will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in the notice (the "Change of Control Payment Date"). The Change of Control Payment Date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

   On the Change of Control Payment Date, we will, to the extent lawful:

     (1) accept for payment all notes or portions of the notes properly tendered pursuant to the Change of Control Offer;

     (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

     (3) deliver or cause to be delivered to the trustee the notes so accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of the notes being purchased by us.

   The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered. However, any new note that is issued will be in a principal amount of $1,000 or an integral multiple of $1,000.

   The Change of Control provisions described above will be applicable whether or not any other covenants or similar provisions of the indenture are applicable. We will comply with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations to the extent those laws and regulations are applicable to any Change of Control Offer. If the provisions of any of the applicable securities laws or securities regulations conflict with the provisions of the covenant described above, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the covenant described above by virtue of that compliance.

   The Change of Control purchase feature is a result of negotiations between us and the initial purchasers of the old notes. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock", "--Certain Covenants--Liens" and "--Sale and Leaseback Transactions". The consent of the Holders of a majority in principal amount of the notes then outstanding is required to waive any of these restrictions. Except for the limitations contained in the covenants, however, the indenture will not contain any covenants or provisions that may afford Holders of the notes protection in the event of some highly leveraged transactions.

   The Credit Facilities limit our access to the cash flow of our Subsidiaries and will, therefore, restrict our ability to purchase any notes. The Senior Credit Facility also provides that the occurrence of specified change of control events with respect to us constitutes a default under the Senior Credit Facility. In the event that a Change of Control occurs at a time when our Subsidiaries are prohibited from making distributions to us to purchase notes, we could cause our Subsidiaries to seek the consent of the lenders under the Credit Facilities to allow the distributions or could attempt to refinance the borrowings that contain the prohibition. If we do not obtain a consent or repay such borrowings, we will remain prohibited from purchasing notes. In this case, our failure to purchase tendered notes would constitute an Event of Default under the indenture that would, in turn, constitute a default under the Senior Credit Facility.

   Future indebtedness of us and our Subsidiaries may also contain prohibitions on the occurrence of specified events that would constitute a Change of Control or require the indebtedness to be repurchased if a Change of Control occurs. Moreover, the exercise by the Holders of their right to require us to repurchase the notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the Holders of notes following the occurrence of a Change of Control may be limited by our then existing financial resources, including our ability to access the cash flow of our Subsidiaries. See "Risk Factors--Risks Related to the Exchange Offer--Our holding company structure results in substantial structural subordination of the notes and may affect our ability to make payments on the notes". We cannot assure you that we will have sufficient funds when necessary to make any required repurchases.

   Our convertible notes also require their repurchase at the holders' option upon a change of control. We may elect to make repurchase payments of the convertible notes in our common stock. If we do not make this election, our inability to obtain sufficient cash for this repurchase would result in a default under the convertible notes, which would in turn trigger a Default under the notes and defaults under the Senior Credit Facility or other Indebtedness.

   We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes properly tendered and not withdrawn under such Change of Control Offer. The Holders of a majority in principal amount of the notes then outstanding may waive or modify by written consent the provisions under the indenture relating to our obligation to make an offer to repurchase the notes as a result of a Change of Control.

   The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our assets and the assets of our Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase exists under applicable law. Accordingly, the ability of a Holder of notes to require us to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our Subsidiaries taken as a whole to another Person or group may be uncertain.

 Asset Sales

   We will not, and will not permit any of our Restricted Subsidiaries to, consummate an Asset Sale unless:

     (1) we or the applicable Restricted Subsidiary receive consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

     (2) fair market value is determined by our board of directors and evidenced by its resolution set forth in an officers' certificate delivered to the trustee under the indenture; and

     (3) except in the case of a Tower Asset Exchange, a Surplus Asset Sale, an Excluded International Sale or an Excepted Verestar Sale, at least 75% of the consideration received in such Asset Sale by the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

   For purposes of the above provision, each of the following shall be deemed to be cash:

     (a) any liabilities, as shown on our or the selling Restricted Subsidiary's most recent balance sheet, of us or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee of the notes) that are assumed by the transferee of any assets pursuant to a customary novation agreement that releases us or the Restricted Subsidiary from further liability; and

     (b) any securities, notes or other obligations received by us or any Restricted Subsidiary from the transferee that we or the Restricted Subsidiary convert into cash within 20 days of the applicable Asset Sale, to the extent of the cash received in that conversion.

   Within 365 days after the receipt of any Net Proceeds from an Asset Sale by us or one of our Restricted Subsidiaries, we or the Restricted Subsidiary may apply those Net Proceeds to:

     (1) reduce Indebtedness under a Credit Facility;

     (2) reduce other Indebtedness of any of our Restricted Subsidiaries;

     (3) acquire assets other than Voting Stock;

     (4) acquire Voting Stock or other Equity Interests of a Person that is not our Subsidiary; provided that, after giving effect to the acquisition, such Person becomes a Subsidiary of us or one of our Restricted
  Subsidiaries; or

     (5) make a capital expenditure.

   Pending the final application of any Net Proceeds, we may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

   Any Net Proceeds from Asset Sales that we or a Restricted Subsidiary do not apply or invest as provided in the preceding paragraph will be deemed to constitute "Excess Proceeds". When the aggregate amount of Excess Proceeds exceeds $10.0 million, we will be required to make an offer to all Holders of notes and all holders of our other unsubordinated Indebtedness containing provisions similar to those set forth in the indenture relating to the notes with respect to offers to purchase or redeem with the proceeds of sales of assets (an "Asset Sale Offer"), to purchase the maximum principal amount of notes and such other of our unsubordinated Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be payable in cash and will be 100% of the principal amount of any notes, plus accrued and unpaid interest to the date of purchase. In the case of any other unsubordinated Indebtedness, the offer price must be 100% of the principal amount (or accreted value, as applicable) of the Indebtedness plus accrued and unpaid interest thereon, if any, to the date of purchase. Each Asset Sale Offer will be made in accordance with the procedures set forth in the indenture and our other unsubordinated Indebtedness. If any Excess Proceeds remain after consummation of an Asset Sale Offer, we may use the remaining Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and our other unsubordinated indebtedness tendered into the Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other unsubordinated Indebtedness to be purchased on a pro rata basis. Upon completion of the Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Certain Covenants

 Covenant Suspension

   During any period of time that:

     (a) the notes have Investment Grade Ratings from both Rating Agencies and

     (b) no Default has occurred and is continuing,

   We and our Restricted Subsidiaries will not be subject to the following provisions of the indenture:

  .  ""--Repurchase at the Option of Holders--Asset Sales",

  .  ""--Restricted Payments",

  .  ""--Incurrence of Indebtedness and Issuance of Preferred Stock",

  .  ""--Dividend and Other Payment Restrictions Affecting Subsidiaries",

  . ""--Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries",

  .  ""--Limitation on Issuances of Guarantees of Indebtedness",

  .  clause (2)(d) of "--Merger, Consolidation or Sale of Assets",

  .  clause (1)(a) of "--Sale and Leaseback Transactions", and

  . clause (1) of the proviso to the last paragraph of the definition of "Unrestricted Subsidiary" under "--Certain Definitions".

We refer to the above covenants as the "Suspended Covenants". In the event that we and our Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, one or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the notes below the required Investment Grade Ratings or a Default occurs and is continuing, then we and our Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants for all periods during the continuance of that withdrawal, downgrade or Default. Furthermore, compliance with the provisions of the covenant described in "--Restricted Payments" with respect to Restricted Payments made during the continuance of the withdrawal, downgrade or Default will be calculated in accordance with the terms of that covenant as though that covenant had been in effect during the entire period of time from the Issue Date, provided that there will not be deemed to have occurred a Default with respect to the Suspended Covenants during the time that we and our Restricted Subsidiaries were not subject to the Suspended Covenants, or after that time based solely on events that occurred during that time.

 Restricted Payments

   We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly:

     (1) declare or pay any dividend or make any other payment or distribution on account of our or any of our Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving us or any of our Restricted Subsidiaries) or to the direct or indirect holders of our or any of our Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable (i) in our Equity Interests (other than Disqualified Stock) or (ii) to us or any of our Restricted Subsidiaries);

     (2) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving us) any Equity Interests of ours or of any Person of which we are a Subsidiary (other than any such Equity Interests owned by us or any of our Restricted Subsidiaries);

     (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes, except a payment of interest or principal at Stated Maturity (other than payments to us or payments by a Restricted Subsidiary of ours to us or to another Restricted Subsidiary); or

     (4) make any Restricted Investment

(all such payments and other actions restricted by these clauses (1) through (4) collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

     (1) no Default has occurred and is continuing or would occur as a consequence of the Restricted Payment; and

     (2) we would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted Consolidated Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that we and our Restricted Subsidiaries will not be required to comply with this clause (2) in order to make any Restricted Investment or to declare or pay any Excepted Verestar Dividend; and

     (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by us and our Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3) and (4) of the paragraph of exceptions below), is less than the sum, without duplication, of:

       (a) 100% of our Consolidated Cash Flow for the period (taken as one accounting period) from the beginning of the fiscal quarter during which the Issue Date falls to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if the Consolidated Cash Flow for such period is a deficit, less 100% of the deficit), less 1.40 times our Consolidated Interest Expense since the beginning of the fiscal quarter during which the Issue Date falls to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment; plus

       (b) (i) 100% of the aggregate net cash proceeds plus (ii) 70% of the aggregate value, as reflected on our balance sheet in accordance with GAAP using purchase accounting, of any Qualified Proceeds, in each case as of the date our Equity Interests were issued, sold or exchanged therefor, received by us since the Issue Date as a contribution to our common equity capital or from the issue, sale or exchange of our Equity Interests (other than Disqualified Stock and except to the extent such net cash proceeds are used to support the incurrence of new Indebtedness pursuant to clause (9) of the second paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" or from the issue or sale (whether before or after the Issue Date) of our Disqualified Stock or debt securities (including the Convertible Notes) that have been converted after the Issue Date into Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to or held by a Subsidiary of ours and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock); plus

       (c) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of:

         (A) the cash return of capital with respect to the Restricted Investment (less the cost of disposition, if any), and

         (B) the initial amount of the Restricted Investment; plus

       (d) to the extent that any Unrestricted Subsidiary of us and all of our Subsidiaries is designated as or become Restricted Subsidiaries after the Issue Date, the lesser of:

         (A) the fair market value of our Investments in such Subsidiaries as of the date they are designated or become Restricted
      Subsidiaries, or

         (B) the sum of:

                 (x) except in the case of Verestar and its Subsidiaries
              becoming Restricted Subsidiaries from Unrestricted Subsidiaries at a time when they have not previously been Restricted Subsidiaries, the fair market value of our Investments in such Subsidiaries as of the date on which such Subsidiaries were most recently designated as Unrestricted Subsidiaries, and

                 (y) the amount of any Investments made in such Subsidiaries subsequent to such designation as Unrestricted Subsidiaries (and treated as Restricted Payments or excluded from clause (3)(b) pursuant to the second proviso of clause (2) of the next paragraph) by us or any Restricted Subsidiary; plus

       (e) 100% of any dividends or other distributions received by us or a Restricted Subsidiary after the Issue Date from an Unrestricted Subsidiary of ours, to the extent that such dividends were not otherwise included in our Consolidated Net Income for such period.

   The preceding provisions will not prohibit:

     (1) the payment of any dividend or the making of any distribution within 60 days after the date of declaration of that dividend or distribution, if at said date of declaration such payment or distribution would have complied with the provisions of the indenture;

     (2) (a) the making of any Investment (including pursuant to clause (a) or (b) in the first sentence of the definition of Verestar Net Investment) or (b) the redemption, repurchase, retirement, defeasance or other acquisition of any of our subordinated Indebtedness or Equity Interests, in the case of (a) or (b), in exchange for, or out of the net cash proceeds (or in the case of an Investment in Verestar or its Subsidiaries, other assets) from the substantially concurrent sale after the Issue Date (other than to a Subsidiary of American Tower) of our Equity Interests (other than any Disqualified Stock); provided that the net cash proceeds (or other assets, as applicable) are not used to incur new Indebtedness pursuant to clause (9) of the second paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"); and provided further that, in each case, the amount of any net cash proceeds (or other assets, as applicable) that are so utilized will be excluded from clause (3)(b) of the preceding paragraph;

     (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

     (4) the payment of any dividend by a Restricted Subsidiary to the Holders of its Equity Interests on a pro rata basis; or

     (5) the repurchase, redemption or other acquisition or retirement for value of any of our or any of our Restricted Subsidiaries' Equity Interests held by any member of our or any of our Restricted Subsidiaries' management pursuant to any management equity subscription agreement, stockholder agreement, stock option agreement or restricted stock agreement in effect as of the Issue Date. However, the aggregate price paid for all of the repurchased, redeemed, acquired or retired Equity Interests may not exceed:

       (a) $500,000 in any twelve-month period, and

       (b) $5.0 million in the aggregate since the Issue Date.

Our board of directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all of our and our Restricted Subsidiaries' outstanding Investments (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All of those outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of the

Investments at the time of such designation. Such designation will only be permitted if the Restricted Payment would be permitted at the time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Our board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause a Default.

   The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by us or the applicable Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment, except as described in the next sentence. In the event we declare or pay an Excepted Verestar Dividend, the amount of the Restricted Payment will be the product of
(a)(i) the Verestar Net Investment then outstanding that has been made in reliance on clause (10) of the definition of "Permitted Investment", reduced by
(ii) the amount of Restricted Payments previously made in reliance on this sentence, and (b) the percentage of the outstanding common stock or similar Capital Stock of Verestar we own that is the subject of such dividend or distribution. The fair market value of any property, assets or Investments required by this covenant to be valued will be valued by our board of directors whose resolution with respect to the determination will be delivered to the trustee.

 Incurrence of Indebtedness and Issuance of Preferred Stock

   We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and we will not issue any Disqualified Stock and will not permit any of our Restricted Subsidiaries to issue any shares of preferred stock. However, we may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and our Restricted Subsidiaries may incur Indebtedness (including Acquired
Debt) or issue preferred stock if, in each case, our Debt to Adjusted Consolidated Cash Flow Ratio at the time of incurrence of the Indebtedness or the issuance of the preferred stock, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds from such incurrence or issuance as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period for which internal financial statements are available, would have been no greater than 7.5 to 1.

   The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any of the following items of Disqualified Stock or preferred stock (collectively, "Permitted Debt"):

     (1) the incurrence by us or any of our Restricted Subsidiaries of Indebtedness under the Credit Facilities (including Credit Facilities also constituting Excepted Verestar Debt) in an aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of us and our Restricted Subsidiaries thereunder) at any one time outstanding not to exceed the greater of

       (a) $2.65 billion less any amount applied to reduce Indebtedness under a Credit Facility pursuant to clause (1) of the third paragraph of the covenant described above under "--Asset Sales", and

       (b) the sum of

         (x) the product of $150,000 times the number of Completed Towers on the date of such incurrence; plus

         (y) the product of $1,000,000 times the number of Completed Broadcast Towers on the date of such incurrence; provided that the amount of Indebtedness permitted by this clause (y) does not exceed 25% of the cost of acquiring or constructing such Completed
      Broadcast Towers; plus

         (z) the product of 6.0 times Non-Tower Cash Flow on the date of such incurrence;

     (2) the incurrence by us and our Restricted Subsidiaries of the Existing Indebtedness;

     (3) the incurrence by us or any of our Restricted Subsidiaries of Indebtedness since the Issue Date

      (a) represented by Capital Lease Obligations incurred (i) in connection with the lease or other use of space or time on satellites or (ii) for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment, in each case used in the Teleports Business of us or the applicable Restricted Subsidiary or

      (b) represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in any business of ours or the applicable Restricted Subsidiary, in an aggregate principal amount for purposes of this clause
          (3)(b), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (3)(b), not to exceed $50.0 million at any one time outstanding;

     (4) the incurrence by us or any of our Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund our Indebtedness or that of any of our Restricted Subsidiaries or our Disqualified Stock (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (2) or (3) or this clause (4) of this paragraph;

     (5) the incurrence by us or any of our Restricted Subsidiaries of intercompany Indebtedness between or among us and any of our Restricted Subsidiaries and the issuance by any of our Restricted Subsidiaries of shares of preferred stock to us or to another Restricted Subsidiary of ours provided, however, that if we are the obligor on such Indebtedness, that Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes and that:

       (a) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness or preferred stock being held by a Person other than us or a Restricted Subsidiary, and

       (b) any sale or other transfer of any such Indebtedness or preferred stock to a Person that is not either us or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of the Indebtedness by us or the Restricted Subsidiary or issuance of the shares of preferred stock by the Restricted Subsidiary, as the case may be;

     (6) the incurrence by us or any of our Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the indenture to be outstanding or currency exchange risk;

     (7) the guarantee by us or any of our Restricted Subsidiaries of our Indebtedness or that of a Restricted Subsidiary that was permitted to be incurred by another provision of the indenture;

     (8) the incurrence by us or any of our Restricted Subsidiaries of Acquired Debt in connection with a merger with or into a Restricted Subsidiary, or the acquisition of assets or a new Subsidiary and the incurrence by our Restricted Subsidiaries of Indebtedness as a result of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary; provided that, in the case of the incurrence of Acquired Debt, it was incurred by the prior owner of the assets or the Restricted Subsidiary prior to such acquisition by us or one of our Restricted Subsidiaries and was not incurred in connection with, or in contemplation of, the acquisition by us or one of our Restricted Subsidiaries; and provided further that, in the case of any incurrence pursuant to this clause (8), as a result of such acquisition by us or one of our Restricted Subsidiaries, our Debt to Adjusted Consolidated Cash Flow Ratio at the time of incurrence of such Acquired Debt, after giving pro forma effect to such acquisition and incurrence as if the same had occurred at the beginning of our most recently ended four full fiscal quarter period for which internal financial statements are available, would have been less than our Debt to Adjusted Consolidated Cash Flow Ratio for the same period without giving pro forma effect to the incurrence;

     (9) the incurrence by us of Indebtedness or Disqualified Stock not to exceed, at any one time outstanding, the sum of:

       (i) 2.0 times the aggregate net cash proceeds, plus

       (ii) 1.0 times the fair market value of non-cash proceeds (evidenced by a resolution of our board of directors set forth in an officers' certificate delivered to the trustee),

    in each case, from the issuance and sale, other than to a Subsidiary, of our Equity Interests (other than Disqualified Stock and excluding conversion of the Convertible Notes) since the Issue Date (less the amount of such proceeds used to make Restricted Payments as provided in clause (3)(b) of the first paragraph or clause (2) of the second paragraph of the covenant described above under the caption "-- Restricted Payments");

     (10) the incurrence by us or any of our Restricted Subsidiaries since the Issue Date of additional Indebtedness or the issuance by us of Disqualified Stock in an aggregate principal amount, accreted value or liquidation preference, as applicable, at any time outstanding, not to exceed $25.0 million; and

     (11) the incurrence by our Restricted Subsidiaries of Excepted Verestar Debt as a result of Verestar's and its Subsidiaries' becoming Restricted Subsidiaries, but only to the extent such Indebtedness could not have been incurred under any other provision of this covenant.

  The indenture also provides that:

     (1) we will not incur any Indebtedness that is contractually subordinated in right of payment to any of our other Indebtedness unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured;

     (2) we will not permit Verestar and its Subsidiaries, at any time when they have Special Verestar Status, to incur any Indebtedness other than Excepted Verestar Debt; and

     (3) we will not permit any of our Unrestricted Subsidiaries (including Verestar and its Subsidiaries at a time when they are Unrestricted Subsidiaries but do not have Special Verestar Status) to incur any Indebtedness other than Non-Recourse Debt or Indebtedness owed to us or our Restricted Subsidiaries.

   For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (11) above or is entitled to be incurred pursuant to the first paragraph of this covenant, we will, except as otherwise provided in clause (11) above, in our sole discretion classify (or later reclassify in whole or in part) such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

 Liens

   We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey as security any right to receive income therefrom, except Permitted Liens.

 Dividend and Other Payment Restrictions Affecting Subsidiaries

   We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

     (1) pay dividends or make any other distributions to us or any of our Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits;

     (2) pay any Indebtedness owed to us or any of our Restricted
  Subsidiaries;

     (3) make loans or advances to us or any of our Restricted Subsidiaries;
  or

     (4) transfer any of our properties or assets to us or any of our Restricted Subsidiaries.

   However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

     (1) Existing Indebtedness as in effect on the Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof. However, amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings may be no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the applicable series of Existing Indebtedness as in effect on the Issue Date;

     (2) Indebtedness of any Restricted Subsidiary under any Credit Facility that is permitted to be incurred pursuant to the covenant under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock". However, the Credit Facility and Indebtedness may contain only such encumbrances and restrictions on the Restricted Subsidiary's ability to engage in the activities set forth in clauses (1) through (4) of the preceding paragraph as are, at the time the Credit Facility is entered into or amended, modified, restated, renewed, increased, supplemented, refunded, replaced or refinanced, ordinary and customary for a Credit Facility of that type as determined in the good faith judgment of our board of directors (and evidenced in a board resolution), which determination shall be conclusively binding;

     (3) encumbrances and restrictions applicable to any Unrestricted Subsidiary, as the same are in effect as of the date on which the Subsidiary becomes a Restricted Subsidiary, and as the same may be amended, modified, restated, renewed, increased, supplemented, refunded, replaced or refinanced. However, the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings may be no more restrictive, taken as a whole, with respect to the dividend and other payment restrictions than those contained in the applicable series of Indebtedness of the Subsidiary as in effect on the date on which the Subsidiary becomes a Restricted Subsidiary;

     (4) any Indebtedness incurred in compliance with the covenant under the heading "--Incurrence of Indebtedness and Issuance of Preferred Stock" or any agreement pursuant to which such Indebtedness is issued if the encumbrance or restriction applies only in the event of a payment default or default with respect to a financial covenant contained in the Indebtedness or agreement and we determine (a) the encumbrance or restriction is not materially more disadvantageous to the Holders of the notes than is customary in comparable financings and (b) the encumbrance or restriction will not materially affect our ability to pay interest or principal on the notes;

     (5) the indenture governing the notes;

     (6) applicable law;

     (7) any instrument governing Indebtedness or Capital Stock of a Person acquired by us or any of our Restricted Subsidiaries as in effect at the time that Person is acquired by us (except to the extent the Indebtedness was incurred in connection with or in contemplation of the acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and as the instrument may be amended, modified, restated, renewed, increased, supplemented, refunded, replaced or refinanced, provided that, in the case of Indebtedness, the Indebtedness was permitted by the terms of the indenture to be incurred and, provided further, that the amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is no more restrictive, taken as a whole, with respect to the dividend and other payment restrictions than those contained in the instrument as in effect on the date on which the Person was acquired by us;

     (8) customary non-assignment provisions in leases or licenses entered into in the ordinary course of business;

     (9) purchase money obligations for property acquired in the ordinary course of business of the nature described in clause (3) in the second paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" on the property so acquired;

     (10) any agreement for the sale of a Restricted Subsidiary that restricts that Restricted Subsidiary pending its sale;

     (11) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing the Permitted Refinancing
  Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

     (12) Liens permitted to be incurred pursuant to the provisions of the covenant described under the caption "--Liens" that limit the right of the debtor to transfer the assets subject to such Liens;

     (13) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements; and

     (14) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

 Merger, Consolidation or Sale of Assets

   We may not:

     (1) consolidate or merge with or into (whether or not we are the surviving corporation), or

     (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets in one or more related transactions, to another corporation, Person or entity, unless

       (a) either:

         (A) we are the surviving corporation, or

         (B) the entity or the Person formed by or surviving any such consolidation or merger (if not us) or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

       (b) the entity or Person formed by or surviving any such consolidation or merger (if not us) or the entity or Person to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all of our obligations under the notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

       (c) immediately after such transaction no Default exists; and

       (d) except in the case of (A) our merger with or into a Wholly Owned Restricted Subsidiary of ours, and (B) a merger entered into solely for the purpose of our reincorporating in another jurisdiction:

         (x) in the case of a merger or consolidation in which we are the surviving corporation, at the time of the transaction, after giving pro forma effect to the transaction as of such date for balance sheet purposes and as if the transaction had occurred at the beginning of our most recently ended four full fiscal quarter period for which internal financial statements are available for income statement purposes, we (i) would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described under "--Incurrence of Indebtedness and Issuance of Preferred Stock" or (ii) would have had a Debt to Adjusted Cash Flow Ratio that was not greater than our Debt to Adjusted Consolidated Cash Flow Ratio for the same period without giving pro forma effect to such transaction, or

         (y) in the case of any other such transaction, the entity or Person formed by or surviving any such consolidation or merger (if not us), or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made, at the time of the transaction, after giving pro forma effect to the transaction as of such date for balance sheet purposes and as if such transaction had occurred at the beginning of the most recently ended four full fiscal quarter period of such entity or Person for which internal financial statements are available for income statement purposes,
      (i) would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described under "--Incurrence of Indebtedness and Issuance of Preferred Stock" or (ii) would have had a Debt to Adjusted Consolidated Cash Flow Ratio that was not greater than our Debt to Adjusted Consolidated Cash Flow Ratio for the same period without giving pro forma effect to such transaction. For purposes of determining the amount of Indebtedness permitted to be incurred or the Debt to Adjusted Consolidated Cash Flow Ratio of any entity or Person for purposes of this clause (y) the entity or Person will be substituted for us in the covenant described under "--Incurrence of Indebtedness and Issuance of Preferred Stock", the definition of Debt to Adjusted Consolidated Cash Flow Ratio and the defined terms included therein under the caption "--Certain Definitions".

 Transactions with Affiliates

   We will not, and will not permit any of our Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of our properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

     (1) the Affiliate Transaction is on terms that, in the aggregate, are no less favorable to us or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by us or the Restricted Subsidiary with an unrelated Person; and

     (2) we deliver to the trustee:

       (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an officers' certificate certifying that the Affiliate Transaction complies with clause (1) above;

       (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of our board of directors set forth in an officers' certificate certifying that the Affiliate Transaction complies with clause (1) above and that the Affiliate Transaction has been approved by a majority of the members of our board of directors having no personal stake in such Affiliated Transaction (or, if there are no such members, by all of the directors and by the procedure described in clause (c) below); and

       (c) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, other than a Permitted Investment, an opinion as to the fairness to the Holders of the Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

   Notwithstanding the foregoing, the following items will not be deemed to be Affiliate Transactions:

     (1) any employment arrangements with any of our executive officers or those of a Restricted Subsidiary that is entered into by us or any of our Restricted Subsidiaries in the ordinary course of business and substantially consistent with compensation arrangements of similarly situated executive officers at comparable companies engaged in Permitted Businesses;

     (2) transactions between or among us and/or our Restricted Subsidiaries;

     (3) payment of directors' fees (in cash or other property) in an aggregate annual amount per Person that is substantially consistent with directors' fees at comparable companies engaged in Permitted Businesses;

     (4) Restricted Payments that are permitted by the provisions of the indenture described above under the caption "--Restricted Payments";

     (5) the issuance or sale of our Equity Interests (other than Disqualified Stock); and

     (6) transactions pursuant to the Tax Sharing Agreement.

 Sale and Leaseback Transactions

   We will not, and will not permit any of our Restricted Subsidiaries to, enter into any sale and leaseback transaction. However, we or any of our Restricted Subsidiaries may enter into a sale and leaseback transaction if:

     (1) we or such Restricted Subsidiary, as applicable, could have:

       (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to the sale and leaseback transaction pursuant to the Debt to Adjusted Consolidated Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock";

       (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "--Liens";

     (2) the gross cash proceeds of the sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by our board of directors) of the property that is the subject of the sale and leaseback transaction; and

     (3) the transfer of assets in the sale and leaseback transaction is permitted by, and we apply the proceeds of the transaction in compliance with, the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales."

 Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries

   We:

     (1) will not, and will not permit any of our Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any of our Restricted Subsidiary of ours to any Person (other than us or a Wholly Owned Restricted Subsidiary of ours); and

     (2) will not permit any of our Restricted Subsidiaries to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to us or a Wholly Owned Restricted Subsidiary of ours, unless, in each such case:

       (a) as a result of such transfer, conveyance, sale, lease or other disposition or issuance the Restricted Subsidiary no longer constitutes a Subsidiary; and

       (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition or issuance are applied in accordance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales."

   Notwithstanding the foregoing, the issuance or sale of shares of Capital Stock of any of our Restricted Subsidiaries will not violate the provisions of the immediately preceding sentence if such shares are issued or sold in connection with:

     (w) an Excepted Verestar Sale or an Excluded International Sale,

     (x) the formation or capitalization of a Restricted Subsidiary,

     (y) a single transaction or a series of substantially contemporaneous transactions whereby the Restricted Subsidiary becomes a Restricted Subsidiary of ours by reason of the acquisition of securities or assets from another Person, or

     (z) the issuance by a Restricted Subsidiary of Capital Stock to the holders of its Capital Stock pursuant to pre-emptive or similar rights
  (i) under applicable law or regulation, (ii) contained in the instrument governing such Capital Stock or (iii) pursuant to an agreement entered into in connection with a transaction exempted pursuant to clauses (x) or (y) above.

 Limitation on Issuances of Guarantees of Indebtedness

   We will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any of our other Indebtedness (other than Indebtedness relating to a Credit Facility) unless the Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for the Guarantee of the payment of the notes by the Subsidiary, which Guarantee shall be senior to or pari passu with the Subsidiary's Guarantee of or pledge to secure such other Indebtedness. Notwithstanding the foregoing, any Guarantee by a Subsidiary of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person other than a Subsidiary of ours, of all of our stock in, or all or substantially all the assets of, the Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the indenture. The form of Guarantee is attached as an exhibit to the indenture.

 Reports

   Whether or not required by the SEC, so long as any notes are outstanding, we will furnish to the Holders of notes:

     (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of us and our Consolidated Subsidiaries showing in reasonable detail in the footnotes to the financial statements and in "Management's Discussion and Analysis of Financial Condition and Results of Operations", in each case to the extent not prohibited by the SEC's rules and regulations:

       (a) the financial condition and results of operations of us and our Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of ours; and

       (b) the Tower Cash Flow for the most recently completed fiscal quarter and the Adjusted Consolidated Cash Flow and Non-Tower Cash Flow for the most recently completed four-quarter period and, with respect to the annual information only, a report thereon by our certified independent accountants; and

     (2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports, in each case within the time periods specified in the SEC's rules and regulations.

   In addition, whether or not required by the rules and regulations of the SEC, we will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations, unless the SEC will not accept such a filing, and make such information available to securities analysts and prospective investors upon request.

Events of Default and Remedies

   Each of the following constitutes an Event of Default under the indenture:

     (1) default for 30 days in the payment when due of interest on the notes;

     (2) default in payment when due of the principal of or premium, if any, on the notes;

     (3) failure by us or any of our Subsidiaries to comply with the provisions described under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" or failure by us to consummate a Change of Control Offer or Asset Sale Offer in accordance with the provisions of the indenture applicable to the offers;

     (4) failure by us or any of our Subsidiaries for 30 days after notice to comply with any of its other agreements in the indenture or the notes;

     (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Significant Subsidiaries, or the payment of which is guaranteed by us or any of our Significant Subsidiaries, whether the Indebtedness or guarantee now exists, or is created after the date of the indenture, which default:

       (a) is caused by a failure to pay principal of or premium, if any, or interest on the Indebtedness prior to the expiration of the grace period provided in that Indebtedness on the date of the default (a "Payment Default"); or

       (b) results in the acceleration of that Indebtedness prior to its express maturity and, in each case referred to in clause (a) and (b) above, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

     (6) failure by us or any of our Significant Subsidiaries to pay final judgments aggregating in excess of $20.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; or

     (7) certain events of bankruptcy or insolvency described in the indenture with respect to us or any of our Significant Subsidiaries.

   If any Event of Default occurs and is continuing, the trustee under the indenture or the Holders of at least 25% in principal amount at maturity of the then outstanding notes may declare all the notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to us or any of our Significant Subsidiaries, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to limitations, Holders of a majority in principal amount at maturity of the then outstanding notes may direct the trustee under the indenture in its exercise of any trust or power.

   The Holders of a majority in aggregate principal amount at maturity of the notes then outstanding by notice to the trustee under the indenture may on behalf of the Holders of all notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

   The indenture provides that if a Default occurs and is continuing and is known to the trustee, it must mail to each Holder of the notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the Holders of the notes. In addition, we are required to deliver to the trustee, within 90 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are also required to deliver to the trustee, promptly after the occurrence thereof, written notice of any event that would constitute a Default, the status thereof and what action we are taking or propose to take in respect thereof.

No Personal Liability of Directors, Officers, Employees and Stockholders

   None of our directors, officers, employees, incorporators or stockholders, as such, shall have any liability for any of our obligations under the notes, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

   We may, at our option and at any time, elect to have all of our obligations discharged with respect to the notes outstanding ("Legal Defeasance") except for:

     (1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due from the trust referred to below;

     (2) our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

     (3) the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and

     (4) the Legal Defeasance provisions of the indenture.

   In addition, we may, at our option and at any time, elect to have our obligations released with respect to some covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, specified events described under "--Events of Default and Remedies", but not including non-payment and bankruptcy, receivership, rehabilitation and insolvency events with respect to us, will no longer constitute an Event of Default with respect to the notes.

   In order to exercise either Legal Defeasance or Covenant Defeasance:

     (1) we must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in United States Dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes on the stated maturity or on the redemption date. We must specify whether the notes are being defeased to maturity or to a particular redemption date;

     (2) in the case of Legal Defeasance, we shall have delivered to the trustee under the indenture an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

       (a) we have received from the Internal Revenue Service, or it has published, a ruling, or;

       (b) since the date of the indenture, a change in the applicable federal income tax law has occurred,

  in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

     (3) in the case of Covenant Defeasance, we shall have delivered to the trustee under the indenture an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

     (4) no Default or Event of Default shall have occurred and be continuing either:

       (a) on the date of such deposit, other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit, or

       (b) insofar as Events of Default from bankruptcy or insolvency events with respect to us are concerned, at any time in the period ending on the 91st day after the date of deposit;

     (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument, other than the indenture, to which we or any of our Restricted Subsidiaries are a party or by which we or any of our Restricted Subsidiaries are bound;

     (6) we must have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

     (7) we must deliver to the trustee under the indenture an officers' certificate stating that the deposit was not made by us with the intent of preferring the Holders of the notes over our other creditors with the intent of defeating, hindering, delaying or defrauding creditors of American Tower or others; and

     (8) we must deliver to the trustee under the indenture an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

   Except as described in the two paragraphs below, the Holders of a majority in principal amount at maturity of the notes outstanding can, with respect to the notes:

     (1) consent to any amendment or supplement to the indenture or the notes;

     (2) waive any existing default under, or the compliance with any provisions of, the indenture or the notes; and

     (3) waive or modify an obligation to make a repurchase of notes in connection with an Asset Sale Offer or Change of Control Offer.

   Without the consent of each Holder affected, an amendment or waiver with respect to any notes held by a non-consenting Holder may not:

     (1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

     (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption, other than any required repurchase in connection with an Asset Sale Offer or Change of Control Offer, of the notes;

     (3) reduce the rate of or change the time for payment of interest on any note;

     (4) waive an uncured Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes, excluding a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes then outstanding and a waiver of the payment default that resulted from such acceleration;

     (5) make any note payable in money other than that stated in the notes;

     (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of or premium, if any, or interest on the notes;

     (7) waive a redemption payment, other than any payment upon a required repurchase in connection with an Asset Sale Offer or Change of Control Offer, with respect to any note;

     (8) except as provided under the caption "--Legal Defeasance and Covenant Defeasance" or in accordance with the terms of any Subsidiary Guarantee, release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee or make any change in a Subsidiary Guarantee that would adversely affect the Holders of the notes; or

     (9) make any change in the foregoing amendment and waiver provisions.

   Notwithstanding the foregoing, without the consent of any Holder of notes, we and the trustee may amend or supplement the indenture or the notes to:

     (1) cure any ambiguity, defect or inconsistency,

     (2) provide for uncertificated notes in addition to or in place of certificated notes,

     (3) provide for the assumption of our obligations to Holders of notes in the case of a merger or consolidation,

     (4) make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder, or

     (5) comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Concerning the Trustee

   The indenture contains limitations on the rights of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions. However, if it acquires any conflicting interest, as defined in the indenture or the Trust Indenture Act, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue, or resign. An affiliate of the trustee is one of the purchasers of the notes. The trustee is also one of the lenders under our Senior Credit Facility. If there is a default under the notes, this affiliation with a purchaser of notes may be considered a conflicting interest, and this lender relationship would be considered a conflicting interest if we had an outstanding balance under the Senior Credit Facility. The trustee is also the trustee under each of the indentures under which our convertible notes have been issued.

   The Holders of a majority in principal amount at maturity of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee under the indenture, subject to some exceptions. The indenture provides that if an Event of Default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless that Holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

   Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to us at 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Director of Investor Relations.

Certain Definitions

   Set forth below are defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

   "Acquired Debt" means, with respect to any specified Person:

     (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of the specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of the specified Person; and

     (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

   "Adjusted Consolidated Cash Flow" means, as of any date of determination, the sum of:

     (1) our Consolidated Cash Flow for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available, less our Tower Cash Flow for such four- quarter period; plus

     (2) the product of four times our Tower Cash Flow for the most recent fiscal quarter for which internal financial statements are available.

   For purposes of making the computation referred to above:

     (1) acquisitions that have been made by us or any of our Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the reference period or subsequent to such reference period and on or prior to the calculation date shall be deemed to have occurred on the first day of the reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (2) of the proviso set forth in the definition of Consolidated Net Income;

     (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the calculation date, shall be excluded; and

     (3) the corporate development expense of us and our Restricted Subsidiaries calculated in a manner consistent with our audited financial statements incorporated by reference in this prospectus shall be added to Consolidated Cash Flow to the extent it was included in computing Consolidated Net Income.

   "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. However, beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. No natural person who is an executive officer or director of a Person shall, solely by virtue of such position, be deemed to control such Person.

   "Applicable Premium" means, with respect to any note on any redemption date, the greater of:

     (a) 1.0% of the principal amount of the note and

     (b) the excess of (1) the present value at such redemption date of (A) the redemption price of the note at February 1, 2005 (such redemption price being set forth in the table appearing above under the caption "--Optional Redemption") plus (B) all required interest payments on the note during the period from such redemption date through February 1, 2005 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points over (2) the principal amount of the note, if greater.

  "Asset Sale" means:

     (1) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback or merger). However, the sale, lease, conveyance or other disposition of all or substantially all of our assets and the assets of our Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "-- Repurchase at the Option of Holders--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

     (2) the issue or sale by us or any of our Restricted Subsidiaries of Equity Interests of any of our Restricted Subsidiaries (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than us or a Restricted Subsidiary), in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions:

     (a) that have a fair market value in excess of $1.0 million; or

     (b) for net proceeds in excess of $1.0 million.

   Notwithstanding the foregoing, Asset Sales shall not include:

     (1) a transfer of assets by us to a Restricted Subsidiary or by a Restricted Subsidiary to us or to another Restricted Subsidiary;

     (2) an issuance of Equity Interests by a Subsidiary to us or to another Restricted Subsidiary;

     (3) a Restricted Payment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments";

     (4) a transfer of Equity Interests of an Unrestricted Subsidiary or an issue of Equity Interests by an Unrestricted Subsidiary;

     (5) grants of leases or licenses, or the sale or other disposition of inventory, in the ordinary course of business;

     (6) dispositions of Cash Equivalents; and

     (7) the issuance of our Equity Interests.

   "Asset Sale Offer" has the meaning set forth above under the caption "-- Repurchase at the Option of Holders--Asset Sales."

   "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

   "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

  "Capital Stock" means:

     (1) in the case of a corporation, corporate stock;

     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

     (3) in the case of a partnership or limited liability company, general or limited partnership or membership interests; and

     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

  "Cash Equivalents" means:

     (1) marketable, direct obligations of the United States of America, its agencies and instrumentalities maturing within 365 days of the date of purchase;

     (2) commercial paper and other short-term obligations of business savings accounts issued by corporations, each of which shall have a combined net worth of at least $100,000,000 and each of which conducts a substantial part of its business in the United States of America, maturing within 270 days from the date of original issue thereof, and whose issuer is, at the time of purchase, rated "P-2" or better by Moody's or "A-2" or better by S&P;

     (3) repurchase agreements, bankers' acceptances and domestic and Eurodollar certificates of deposit maturing within 365 days of the date of purchase which are issued by, or time deposits maintained with:

       (a) a United States national or state bank (or any domestic branch of a foreign bank) subject to supervision and examination by federal or state banking or depository institution authorities and having capital, surplus and undivided profits totaling more than $100,000,000 and rated "A" or better by Moody's or S&P,

       (b) a broker/dealer (acting as principal) registered as a broker or a dealer under Section 15 of the Exchange Act, the unsecured short-term debt obligations of which are rated "P-1" by Moody's and at least "A-1" by S&P at the date of purchase, or

       (c) an unrated broker/dealer, acting as principal, that is a Wholly Owned Restricted Subsidiary (but substituting "Subsidiary" for "Restricted Subsidiary" in the definition thereof) of a non-bank or bank holding company, the unsecured short-term debt obligations of which are rated "P-1" by Moody's and at least "A-1" by S&P at the date of purchase; and

     (4) money market funds having a rating from Moody's and S&P in the highest investment category granted thereby.


   "Change of Control" means the occurrence of any of the following:

     (1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our Restricted Subsidiaries, taken as a whole, to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Principal or a Related Party of the Principal;

     (2) the adoption of a plan relating to our liquidation or dissolution;

     (3) the consummation of any transaction (including any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principal and his Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of our Voting Stock (measured by voting power rather than number of shares). However, transfers of our Equity Interests between or among the beneficial owners of our Equity Interests, as of the Issue Date, will not be deemed to cause a Change of

  Control under this clause (3) so long as no single Person together with its Affiliates acquires a beneficial interest in more of our Voting Stock than is at the time collectively beneficially owned by the Principal and his Related Parties;

     (4) the first day on which a majority of the members of our board of directors are not Continuing Directors; or

     (5) we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock is converted into or exchanged for cash, securities or other property, other than any such transaction where:

       (a) our Voting Stock outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); or

       (b) the Principal and his Related Parties own a majority of such outstanding shares after such transaction.

   "Change of Control Offer" has the meaning set forth above under the caption "--Repurchase at the Option of Holders--Change of Control."

   "Change of Control Payment" has the meaning set forth above under the caption "--Repurchase at the Option of Holders--Change of Control."

   "Change of Control Payment Date" has the meaning set forth above under the caption "--Repurchase at the Option of Holders--Change of Control."

   "Completed Broadcast Tower" means any communications transmission tower of at least 500 feet owned or managed by us or any of our Restricted Subsidiaries that, as of any date of determination:

     (1) has at least one broadcast tenant that has executed a definitive lease with us or any of our Restricted Subsidiaries, which lease is producing revenue with respect to the tower as of the date of determination; and

     (2) has capacity for at least one tenant in addition to the tenant referred to in clause (1) of this definition.

   "Completed Tower" means any communications transmission tower, other than a Completed Broadcast Tower, owned or managed by us or any of our Restricted Subsidiaries that, as of any date of determination:

     (1) has at least one wireless communications or broadcast tenant that has executed a definitive lease with us or any of our Restricted Subsidiaries, which lease is producing revenue with respect to the tower as of the date of determination; and

     (2) has capacity for at least two tenants in addition to the tenant referred to in clause (1) of this definition.

   "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period; plus

     (1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income; plus

     (2) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers' acceptance financings, and any net payments pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

     (3) depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash expenses (including write-offs or write-downs of goodwill and other intangible assets but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

     (4) non-cash items increasing such Consolidated Net Income for such period (excluding any items that were accrued in the ordinary course of business),

  in each case on a consolidated basis and determined in accordance with GAAP.

   "Consolidated Indebtedness" means, with respect to any Person as of any date of determination, the sum, without duplication, of:

     (1) the total amount of Indebtedness of that Person and its Restricted Subsidiaries; plus

     (2) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries; plus

     (3) the aggregate liquidation value of all Disqualified Stock of that Person and all preferred stock of Restricted Subsidiaries of such Person,

  in each case, determined on a consolidated basis in accordance with GAAP.

   "Consolidated Interest Expense" means, with respect to any Person for any period:

     (1) the consolidated interest expense of that Person and its Restricted Subsidiaries for that period determined in accordance with GAAP, whether paid or accrued and whether or not capitalized (including amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and any net payments, pursuant to Hedging Obligations); plus

     (2) all preferred stock dividends paid or accrued in respect of our and our Restricted Subsidiaries' preferred stock to Persons other than us or a Wholly Owned Restricted Subsidiary, other than preferred stock dividends paid by us in shares of preferred stock that is not Disqualified Stock.

   "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of the Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

     (1) the Net Income of any Person other than us that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof and shall not be included if a net loss;

     (2) the Net Income (and net loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

     (3) the cumulative effect of a change in accounting principles shall be excluded; and

     (4) the Net Income (and net loss) of any Unrestricted Subsidiary shall be excluded whether or not distributed to us or one of our Restricted Subsidiaries.

   "Consolidated Tangible Assets" means, with respect to us, our total consolidated assets and our Restricted Subsidiaries, less our total intangible assets and those of our Restricted Subsidiaries, as shown on the most recent internal consolidated balance sheet of us and our Restricted Subsidiaries calculated on a consolidated basis in accordance with GAAP.

   "Continuing Directors" means, as of any date of determination, any member of our board of directors who:

     (1) was a member of our board of directors on the Issue Date;

     (2) was nominated for election or elected to our board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election; or

     (3) is a designee of the Principal or was nominated by the Principal.

   "Convertible Notes" means up to $300.0 million aggregate principal amount of our 6.25% convertible notes due 2009 issued pursuant to the Indenture, dated as of October 4, 1999, between us and The Bank of New York, as trustee, up to $425.5 million aggregate principal amount of our 2.25% convertible notes due 2009 issued pursuant to the Indenture, dated as of October 4, 1999, between us and The Bank of New York, as trustee, and up to $450.0 million aggregate principal amount of our 5.0% convertible notes due 2010 issued pursuant to the Indenture, dated as of February 15, 2000, between us and The Bank of New York, as trustee.

   "Covenant Defeasance" has the meaning set forth above under the caption "-- Legal Defeasance and Covenant Defeasance".

   "Credit Facilities" means one or more debt facilities (including the Senior Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

   "Debt to Adjusted Consolidated Cash Flow Ratio" means, as of any date of determination, the ratio of:

     (1) our Consolidated Indebtedness as of such date to

     (2) our Adjusted Consolidated Cash Flow as of such date.

   "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

   "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. However, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require us to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that we may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above in the caption "--Certain Covenants--Restricted Payments".

   "Eligible Indebtedness" means:

     (1) Indebtedness under the Credit Facilities, and

     (2) any other Indebtedness other than:

       (a) Indebtedness in the form of, or represented by, bonds or other securities or any guarantee thereof; and

       (b) Indebtedness that is, or may be, quoted, listed or purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market (including the market for securities eligible for resale pursuant to Rule 144A under the Securities Act).

   "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock other than any debt security that is convertible into, or exchangeable for, Capital Stock.

   "Event of Default" has the meaning set forth above under the caption "-- Events of Default and Remedies."

   "Excepted Verestar Debt" means Indebtedness of Verestar and its Subsidiaries at a time when Verestar and its Subsidiaries have Special Verestar Status that constitutes

     (1) Capital Lease Obligations not constituting Indebtedness of us or our Restricted Subsidiaries,

     (2) Acquired Debt not constituting Indebtedness of us or our Restricted Subsidiaries in an aggregate principal amount of up to $20.0 million at any one time outstanding,

     (3) Indebtedness owed to us or our Restricted Subsidiaries,

     (4) Indebtedness owed to Verestar or its Subsidiaries, or

     (5) Indebtedness under a Credit Facility that also constitutes Indebtedness of us or our Restricted Subsidiaries (but not of any other Person).

   "Excepted Verestar Dividend" means a dividend or distribution on our Capital Stock consisting of common stock or similar Capital Stock of Verestar at a time when Verestar and its Subsidiaries are not Restricted Subsidiaries.

   "Excepted Verestar Sale" means an issue, sale or other disposition of common stock or similar Voting Stock of Verestar at a time when it is a Restricted Subsidiary, so long as after giving effect thereto Verestar would remain our Subsidiary.

   "Excess Proceeds" has the meaning set forth above under the caption "-- Repurchase at the Option of Holders--Asset Sales."

   "Excluded International Sale" means an issue, sale or other disposition of Capital Stock of a Restricted Subsidiary, the principal operations of which are conducted, and the principal assets of which are located, outside the United States, so long as after giving effect thereto such Restricted Subsidiary would remain a Restricted Subsidiary.

   "Existing Indebtedness" means Indebtedness of us and our Subsidiaries (other than Indebtedness under the Senior Credit Facility) in existence on the Issue Date, until such amounts are repaid.

   "GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

   "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

   "Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

     (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

     (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

   "Holder" means a Person in whose name a note is registered.

   "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person whether or not such Indebtedness is assumed by such Person (the amount of such Indebtedness as of any date being deemed to be the lesser of the value of such property or assets as of such date or the principal amount of such Indebtedness of such other Person so secured) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be:

     (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

     (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

   "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P.

   "Investments" means, with respect to any Person, all investments by that Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If we or any of our Restricted Subsidiaries sell or otherwise dispose of any Equity Interests of any direct or indirect Restricted Subsidiary of ours or a Restricted Subsidiary of the Issuer issues any of its Equity Interests such that, in each case, after giving effect to the sale, disposition or issuance, that Person is no longer a Restricted Subsidiary of ours, we shall be deemed to have made an Investment on the date of the sale, disposition or issuance equal to the fair market value of the Equity Interests of the Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants-- Restricted Payments."

   "Issue Date" means the date on which the old notes were originally issued.

   "Legal Defeasance" has the meaning set forth above under the caption "-- Legal Defeasance and Covenant Defeasance."

   "Licenses" means, collectively, any telephone, microwave, radio transmissions, personal communications or other license, authorization, certificate of compliance, franchise, approval or permit, whether for the construction, the ownership or the operation of any communications tower facilities, granted or issued by the Federal Communications Commission (or other similar or successor agency of the federal government administering the Communications Act of 1934 or any similar or successor federal statute) and held by us or any of our Restricted Subsidiaries.

   "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

   "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

   "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

     (1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with:

       (a) any Asset Sale (including dispositions pursuant to sale and leaseback transactions); or

       (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

     (2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

   "Net Proceeds" means the aggregate cash proceeds received by us or any of our Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

     (1) the direct costs relating to the Asset Sale (including, without limitation, legal, accounting and investment banking fees, sales commissions and finders', brokers' or similar fees) and any relocation or severance expenses incurred as a result of the Asset Sale;

     (2) taxes paid or payable as a result of the Asset Sale after taking into account any available tax credits or deductions and any tax sharing arrangements;

     (3) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of the Asset Sale;

     (4) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of the Asset Sale;

     (5) the deduction of appropriate amounts provided by the seller as a reserve in accordance with GAAP against any liabilities associated with the assets disposed of in the Asset Sale and retained by us or any Restricted Subsidiary after the Asset Sale; and

     (6) without duplication, any reserves that our board of directors determines in good faith should be made in respect of the sale price of such asset or assets for post closing adjustments.

However, in the case of any reversal of any reserve referred to in clause (5) or (6) above, the amount so reversed shall be deemed to be Net Proceeds from an Asset Sale as of the date of the reversal.

   "Non-Recourse Debt" means Indebtedness:

     (1) as to which neither we nor any of our Restricted Subsidiaries:

       (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness); or

       (b) is directly or indirectly liable (as a guarantor or otherwise);

     (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit, upon notice, lapse of time or both, any holder of any other Indebtedness of ours or any of our Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

     (3) as to which the lenders have been notified in writing that they will not have any recourse to our stock or assets or the stock or assets at any of our Restricted Subsidiaries.

   "Non-Tower Cash Flow" means, as of any date of determination, our Consolidated Cash Flow for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available that is not included in Tower Cash Flow, all determined on a consolidated basis and in accordance with GAAP. Non-Tower Cash Flow will not include revenues derived from asset sales, other than sales or other dispositions of inventory in the ordinary course of business.

   "Payment Default" has the meaning set forth above under the caption "-- Events of Default and Remedies."

   "Permitted Business" means any business of the type conducted by us or our Restricted Subsidiaries on the Issue Date and, at such time as Verestar and its Subsidiaries become Restricted Subsidiaries, any business of the type conducted by them on the Issue Date, and any other business related, ancillary or complementary to any such business.

   "Permitted Debt" has the meaning set forth above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

   "Permitted Investment" means:

     (1) any Investment in us or in a Restricted Subsidiary of ours;

     (2) any Investment in Cash Equivalents;

     (3) any Investment by us or any of our Restricted Subsidiaries in a Person, if as a result of such Investment:

       (a) such Person becomes a Restricted Subsidiary; or

       (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, us or a Restricted Subsidiary;

     (4) any Investment by us or any of our Restricted Subsidiaries that

       (a) is in substance the acquisition of a class of Capital Stock of a Restricted Subsidiary (the "Target"),

       (b) increases the percentage of one or more classes of Capital Stock of the Target beneficially owned by us and our Restricted Subsidiaries,

       (c) does not decrease the percentage of the total voting power of shares of Capital Stock of the Target entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees of the Target that is owned by us and our Restricted Subsidiaries, and

       (d) does not decrease the percentage of stockholders' equity, including stock subject to mandatory redemption, of the Target, as reflected on its most recent internal balance sheet prepared in accordance with GAAP, available upon liquidation of the Target to Capital Stock of the Target owned by us and our Restricted Subsidiaries;

     (5) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders--Asset Sales";

     (6) any acquisition of assets solely in exchange for the issuance of our Equity Interests, other than Disqualified Stock;

     (7) receivables created in the ordinary course of business;

     (8) loans or advances to employees made in the ordinary course of business since the date of the Issue Date not to exceed $5.0 million at any one time outstanding;

     (9) securities and other assets received in settlement of trade debts or other claims arising in the ordinary course of business;

     (10) the Verestar Net Investment up to an aggregate of $100.0 million at any one time outstanding;

     (11) Investments since the Issue Date, other than Investments in Verestar or its Subsidiaries, of up to an aggregate of $100.0 million at any one time outstanding, each such Investment being measured as of the date made and without giving effect to subsequent changes in value; and

     (12) other Investments in Permitted Businesses since the Issue Date not to exceed an amount equal to $10.0 million plus 10% of our Consolidated Tangible Assets at any one time outstanding, each such Investment being measured as of the date made and without giving effect to subsequent changes in value.

   "Permitted Liens" means:

     (1) Liens securing our Indebtedness under one or more Credit Facilities that was permitted by the terms of the indenture to be incurred;

     (2) Liens securing any Indebtedness of any of our Restricted
  Subsidiaries that was permitted by the terms of the indenture to be incurred;

     (3) Liens in our favor;

     (4) Liens existing on the Issue Date and renewals and replacements thereof to the extent they secure Permitted Refinancing Indebtedness;

     (5) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, if we make any reserve or other appropriate provision required in conformity with GAAP for them.

     (6) Liens of carriers, warehousemen, mechanics, vendors (solely to the extent arising by operation of law), laborers and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, if reserves or appropriate provisions shall have been made for them;

     (7) Liens incurred in the ordinary course of business in connection with worker's compensation and unemployment insurance, social security obligations, assessments or government charges which are not overdue for more than 60 days;

     (8) Restrictions on the transfer of Licenses or our assets or those of any of our Restricted Subsidiaries imposed by any of the Licenses as in effect on the Issue Date or imposed by the Communications Act of 1934, any similar or successor federal statute or the rules and regulations of the Federal Communications Commission, or other similar or successor agency of the federal government administering such Act or successor statute, thereunder, all as the same may be in effect from time to time;

     (9) Liens arising by operation of law in favor of purchasers in connection with the sale of an asset if the Lien only encumbers the property being sold;

     (10) Liens to secure performance of statutory obligations, surety or appeal bonds, performance bonds, bids or tenders;

     (11) judgment Liens which do not result in an Event of Default under the indenture;

     (12) Liens in connection with escrow deposits made in connection with any acquisition of assets;

     (13) Liens securing Indebtedness permitted to be incurred under clauses
  (3) and (6) of the second paragraph of the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock";

     (14) Easements, rights-of-way, zoning restrictions, licenses or restrictions on use and other similar encumbrances on the use of real property that:

       (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit, other than trade credit in the ordinary course of business, and

       (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by us and our Restricted Subsidiaries;

     (15) Liens on our property or property of a Restricted Subsidiary at the time we or such Restricted Subsidiary acquired the property, including acquisition by means of a merger or consolidation with or into us or any Restricted Subsidiary if the Liens are not created, incurred or assumed in connection with or in contemplation of such acquisition and do not extend to any other property owned by us or any Restricted Subsidiary; and

     (16) Liens securing Indebtedness in an aggregate principal amount at any time outstanding that, together with any Attributable Debt, does not exceed 10% of:

       (a) Consolidated Tangible Assets, reduced by

       (b) the amount of our current liabilities (excluding current maturities of long-term debt) and that of our Restricted Subsidiaries, further reduced by

       (c) appropriate adjustments on account of minority interests in our Restricted Subsidiaries held by Persons other than us and our Restricted Subsidiaries,

  all as shown on our and such Restricted Subsidiaries' most recent internal consolidated balance sheet calculated on a consolidated basis in accordance with GAAP.

   "Permitted Refinancing Indebtedness" means any Indebtedness of ours or any of our Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of ours or any of our Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

     (1) the principal amount (or initial accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of expenses and prepayment premiums incurred in connection therewith);

     (2) the Permitted Refinancing Indebtedness has a final maturity date not earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

     (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, the Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

     (4) the Indebtedness is incurred either by us or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

   "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

   "Principal" means Steven B. Dodge and any Related Party of Steven B. Dodge.

   "Public Equity Offering" means an underwritten primary public offering of our common stock pursuant to an effective registration statement under the Securities Act.

   "Qualified Proceeds" means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business.

   "Rating Agencies" mean Moody's and S&P.

   "Related Party" with respect to the Principal means:

     (1) any Person that is a Subsidiary of the Principal; or

     (2) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, members, partners, owners or Persons beneficially holding an over-50% controlling interest of which consists of the Principal and/or such other Persons referred to in the immediately preceding clause (1).

   "Restricted Investment" means an Investment other than a Permitted
Investment.

   "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

   "S&P" means Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

   "Senior Credit Facility" means the Amended and Restated Loan Agreement, dated as of January 6, 2000, by and among The Toronto Dominion Bank, New York Branch, as Issuing Bank, Toronto Dominion (Texas), Inc., as Administrative Agent, the several Lenders and other agents party thereto and American Tower, L.P., American Towers, Inc. and ATC Teleports, Inc., as borrowers, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

   "Significant Subsidiary" means, with respect to any Person, any Restricted Subsidiary of that Person that would be a "significant subsidiary" of such Person as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Act, as that Regulation is in effect on the date of the indenture, except that all references to "10 percent" in Rules 1-02(w)(1), (2) and (3) shall mean "5 percent" and that all of our Unrestricted Subsidiaries shall be excluded from all calculations under Rule 1-02(w).

   "Special Verestar Status" means that Verestar and its Subsidiaries are not Restricted Subsidiaries of ours, that none has previously been our Restricted Subsidiary, and that Verestar or its Subsidiaries have since the Issue Date continuously had outstanding Indebtedness under clause (5) of the definition of "Excepted Verestar Debt."

   "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing that Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

   "Strategic Equity Investment" means a cash contribution to our common equity capital or a purchase from us of common Equity Interests, other than Disqualified Stock, in either case by or from a Strategic Equity Investor and for aggregate cash consideration of at least $50.0 million.

   "Strategic Equity Investor" means a Person engaged in a Permitted Business whose Total Equity Market Capitalization exceeds $1.0 billion.

   "Subsidiary" means, with respect to any Person:

     (1) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

     (2) any partnership:

       (a) the sole general partner or the managing general partner of which is that Person or a Subsidiary of that Person; or

       (b) the only general partners of which are that Person or of one or more Subsidiaries of that Person (or any combination thereof).

   "Surplus Asset Sale" means (a) an Asset Sale of communications transmission towers that were acquired from AT&T Corporation and its Affiliates, have an aggregate book value on our GAAP balance sheet at September 30, 2000 and at the Issue Date of not more than $20.0 million, and that are shown on our GAAP accounting records and those of our Restricted Subsidiaries at September 30, 2000 and at the Issue Date as being held for disposal, and (b) Asset Sales in any one-year period for aggregate net proceeds of up to $5.0 million.

   "Tax Sharing Agreement" means the Tax Sharing Agreement, dated as of January 1, 2000, among us, Verestar and any other of our or Verestar's Subsidiaries as in effect on the Issue Date.

   "Teleports Business" means the business of providing domestic and international satellite and internet protocol network transmission services.

   "Teleports Company" means Verestar and its Subsidiaries, or any successor Person and that Person's Subsidiaries through which we conduct the Teleports Business.

   "Total Equity Market Capitalization" of any Person means, as of any date of determination, the sum of:

     (1) the product of:

       (a) the aggregate number of outstanding primary shares of common stock of such Person on such date (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of common stock of such person); multiplied by

       (b) the average closing price of such common stock listed on a national securities exchange or the Nasdaq National Market System over the 20 consecutive business days immediately preceding such date; plus

     (2) the liquidation value of any outstanding shares of preferred stock of such Person on such date.

   "Tower Asset Exchange" means any transaction in which we or one or more of our Restricted Subsidiaries exchanges assets for, or issues its Capital Stock in exchange for, Tower Assets and/or cash or Cash Equivalents where the fair market value (evidenced by a resolution of our board of directors set forth in an officers' certificate delivered to the trustee) of the Tower Assets and cash or Cash Equivalents received by us and our Restricted Subsidiaries in such exchange is at least equal to the fair market value of the assets disposed of, or the Capital Stock issued, in such exchange.

   "Tower Assets" means wireless transmission or broadcast towers and related assets that are located on the site of a wireless transmission or broadcast tower.

   "Tower Cash Flow" means, for any period, our and our Restricted Subsidiaries' Consolidated Cash Flow for such period that is directly attributable (including related expenses) to (a) site rental revenue or license fees (including space reservation payments) paid to lease, sublease or retain space on communications sites owned or leased by us or our Restricted Subsidiaries, (b) fees paid to us or our Restricted Subsidiaries for management of communications sites and (c) real estate lease and similar payments (whether or not related to communications sites) paid to us or our Restricted Subsidiaries to the extent included in the same operating segment for GAAP reporting purposes as site rental revenue, all determined on a consolidated basis and in accordance with GAAP. Tower Cash Flow will not include revenue or expenses attributable to non-site rental services provided by us or any of our Restricted Subsidiaries to lessees of communication sites or revenues derived from the sale of assets.

   "Treasury Rate" means, as of any redemption date in respect of the notes, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to February 1, 2005. However, that if the period from the redemption date to February 1, 2005 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

   "Unrestricted Subsidiary" means any of our Subsidiaries that is designated by our board of directors as an Unrestricted Subsidiary; but only to the extent that, other than pursuant to Excepted Verestar Debt, such Subsidiary:

     (1) has no Indebtedness to any Person other than:

       (a) Non-Recourse Debt; or

       (b) Indebtedness owed to us or any of our Restricted Subsidiaries;

     (2) is not party to any agreement, contract, arrangement or understanding with us or any of our Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to us or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not our Affiliates;

     (3) is a Person with respect to which neither we nor any of our Restricted Subsidiaries have any direct or indirect obligation:

       (a) to subscribe for additional Equity Interests; or

       (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

     (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of ours or any of our Restricted Subsidiaries; and

     (5) if such Subsidiary is Verestar or one of its Subsidiaries, is a Subsidiary through which we conduct the Teleports Business.

   If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of that Subsidiary shall be deemed to be incurred by any of our Restricted Subsidiaries as of such date. If such Indebtedness is not permitted to be incurred as of such date under the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock", we shall be in default of the covenant.

   Our board of directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary. However, that designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of ours of any outstanding Indebtedness of such Unrestricted Subsidiary and the designation shall only be permitted if:

     (1) The Indebtedness is permitted under the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if the designation had occurred at the beginning of the four-quarter reference period; and

     (2) no Default would occur or be in existence following such designation.

   If while Verestar or any of its Subsidiaries has Special Verestar Status, the Verestar Net Investment shall exceed an aggregate of $100.0 million at any one time outstanding, Verestar and its Subsidiaries shall thereafter cease to be Unrestricted Subsidiaries for purposes of the indenture, and any Indebtedness of Verestar and its Subsidiaries shall be deemed to be incurred by any of our Restricted Subsidiaries as of such date. However, under those circumstances Excepted Verestar Debt shall be deemed to have been permitted to be incurred by clause (11) of the second paragraph of the covenant under the heading "--Incurrence of Indebtedness and Issuance of Preferred Stock" to the extent not otherwise permitted.

   "Verestar" means Verestar, Inc. , a Delaware corporation.

   "Verestar Net Investment" means our Investment and that of our Restricted Subsidiaries since the Issue Date in Verestar and its Subsidiaries, each Investment being measured as of the date made and without giving effect to subsequent changes in value. Verestar Net Investment does not include:

     (a) any Investment made with the net cash proceeds of a substantially concurrent sale after the Issue Date by us of our Equity Interests, other than Disqualified Stock,

     (b) any transaction resulting in the acquisition or receipt whether by merger, capital contribution or otherwise by Verestar or its Subsidiaries of assets and accompanied by the substantially concurrent issuance after the Issue Date by us of our Equity Interests, other than Disqualified Stock, having a fair market value, as determined in good faith by our board of directors, equal to the fair market value of those assets, or

     (c) any Restricted Investment in Verestar or its Subsidiaries that was made in compliance with the covenant described above under the caption "-- Restricted Payments".

   The receipt by Verestar or its Subsidiaries of proceeds from the incurrence of Indebtedness under a Credit Facility described in clause (5) of the definition of "Excepted Verestar Debt" while they have Special Verestar Status shall be treated as an Investment by us in Verestar or its Subsidiaries in an amount equal to those proceeds. The amount of any Investment in Verestar and its Subsidiaries shall not include interest accrued on loans or advances to Verestar or its Subsidiaries, but payment of any interest in cash shall be considered, at our election (but only to the extent not otherwise included in our Consolidated Net Income), either a reduction of the Investment in Verestar or a distribution from an Unrestricted Subsidiary for purposes of clause (3)(e) of the first paragraph of the covenant described above under the caption "-- Restricted Payments".

   "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors or equivalent of such Person.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

     (1) the sum of the products obtained by multiplying:

       (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof; by

       (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

     (2) the then outstanding principal amount of such Indebtedness.

   "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of that Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of that Person or by that Person and one or more Wholly Owned Restricted Subsidiaries of that Person.

                          DESCRIPTION OF INDEBTEDNESS

   As of December 31, 2000, we had outstanding the indebtedness described below. We have previously filed copies of the loan agreement and amendments governing our credit facilities, the indentures governing our convertible notes and the indenture governing the notes as exhibits to the reports filed by us with the SEC. We have incorporated by reference these documents into this prospectus and they qualify this summary in its entirety.

Domestic Credit Facilities

   General. The description below summarizes the more important terms of our domestic bank borrowing arrangements. We refer to these arrangements as our credit facilities. Our principal operating subsidiaries have entered into the credit facilities with a group of lenders. Our principal operating subsidiaries have borrowed and expect to continue to borrow under these credit facilities. We refer to those borrowers collectively as the "borrower subsidiaries".

   Our credit facilities provide for up to $2.0 billion of loans, subject to various borrowing base restrictions based on factors such as operating cash flows and construction cost levels. In addition, we have the option to increase the capacity of our credit facilities by up to an additional $500.0 million, subject to lender approval. As of December 31, 2000, the total amount outstanding under the credit facilities was approximately $1.35 billion.

   Our credit facilities are made up of three separate loans:

  . a $650.0 million reducing revolving credit facility maturing on June 30, 2007. This revolving credit facility was fully available on December 31, 2000, subject to the borrowing base restrictions.

  . a $850.0 million multiple-draw term loan maturing on June 30, 2007, which we refer to as Term Loan A. The Term Loan A was fully drawn on December 31, 2000.

  . a $500.0 million term loan maturing on December 31, 2007, which we refer to as Term Loan B. The Term Loan B was fully drawn on December 31, 2000.

   Borrowing Base Restrictions. Borrowing under our credit facilities is limited by

  . the cash flow of the borrower subsidiaries and of our subsidiaries which guarantee the indebtedness under the credit facilities. We refer to the subsidiaries that guarantee the indebtedness as restricted subsidiaries. See "-- Guaranty",

  . the construction costs of developing towers, as defined in the credit facilities, and

  . the aggregate number of developing towers and towers that we acquired in our transaction with AirTouch.

   We are required to reduce the revolving credit commitments and to amortize the term loans quarterly, commencing on March 31, 2003, in increasing amounts designed to repay the loans by maturity. We are also required to repay the loans and reduce the commitments out of the proceeds of specified asset sales and sales of equity or debt securities by us or our subsidiaries and out of cash flow. We can repay the loans voluntarily at any time without penalty.

   Interest Rates. Interest rates for the revolving credit facility and Term Loan A are determined, at the option of the borrower subsidiaries, at either 1.5% to 2.75% above the defined LIBOR Rate or 0.5% to 1.75% above the defined base rate. Interest rates for the Term Loan B are determined at either 3.0% to
3.25 % above the defined LIBOR Rate or 2.0% to 2.25% above the defined base rate.

   Financial Covenants. Our credit facilities require compliance with financial coverage ratios that measure annualized operating cash flow against each of total debt, interest expense, pro forma debt service and fixed charges. These terms have special meanings that are defined in the credit facilities. Our credit facilities contain other financial and operational covenants and other restrictions with which the borrower subsidiaries and the restricted subsidiaries must comply, whether or not there are borrowings outstanding. These include restrictions on some types of acquisitions, other than towers and communications sites, indebtedness, liens, capital expenditures, investments in unrestricted subsidiaries, and the ability of the borrower subsidiaries and the restricted subsidiaries to pay dividends or make other distributions.

   Our credit facilities include provisions that restrict us the parent company, including:

  . we cannot have any indebtedness for money borrowed outstanding other than, with limited exceptions:

    .  the notes, and

    .  our outstanding convertible notes.

  . we are required to invest the net cash proceeds of any issue of capital stock, other than pursuant to permitted acquisitions and up to $2.0 million under stock option plans or indebtedness, other than permitted interest reserves for the notes and the convertible notes, as equity in the borrower subsidiaries.

   Guaranty. We and the restricted subsidiaries have guaranteed all of the loans under our credit facilities. We have secured the loans by liens on substantially all assets of the borrower subsidiaries and the restricted subsidiaries and all outstanding capital stock and other debt and equity interest of our direct and indirect subsidiaries.

   Interest Reserve. Under our credit facilities, we are required to maintain an interest reserve for our convertible notes and the notes. As of December 31, 2000, we had approximately $46.0 million of restricted funds required under our domestic credit facilities to be held in escrow to make scheduled interest payments on our outstanding convertible notes. In addition, we are required to maintain an escrow to make scheduled interest payments on the notes. As of December 31, 2000, we had on a pro forma basis approximately $93.7 million restricted funds for the notes. We are required to maintain the escrow for the convertible notes through 2001 and for the notes through February 2002.

ATC Mexico Loan Agreement

   In December 2000, our Mexican subsidiary, American Tower Corporation de Mexico, S. de R.L. de C.V., or ATC Mexico, and two of its subsidiaries entered into an agreement with a group of banks to provide one or more term loans up to an initial aggregate amount of $95.0 million. If additional lenders are made parties to the agreement, the size of the facility may increase to $140.0 million. We have committed to ATC Mexico to loan up to $45.0 million if additional lenders are not made party to the agreement. Our commitment will be reduced on a dollar-for-dollar basis if additional lenders join the agreement. The agreement requires maintenance of various financial covenants and ratios and is guaranteed and collateralized by substantially all of the assets of ATC Mexico and its subsidiaries. All amounts borrowed under this loan are due on September 30, 2003. The lenders' commitment to make loans under the agreement expires on March 31, 2002. Interest rates on the loans are determined, at the option of the borrowers, at either LIBOR plus 3.50% for the first year of the loan, plus 4.00% for the second year and plus 4.50% for the third year, or the base rate plus 2.50% for the first year of the loan, plus 3.00% for the second year and plus 3.50% for the third year. As of March 31, 2001, an aggregate of $95.0 million was outstanding under the agreement.

October 1999 Convertible Notes

   In October 1999, we issued 6.25% convertible notes due 2009 in an aggregate principal amount of $300.0 million and 2.25% convertible notes due 2009 at an issue price of $300.1 million, representing 70.52% of their principal amount at maturity of $425.5 million. These convertible notes constitute our senior indebtedness. The difference between the issue price and the principal amount at maturity of the 2.25% convertible notes will be accreted each year as interest expense in our financial statements. The 6.25% convertible notes are convertible into shares of Class A common stock at a conversion price of $24.40 per share. The 2.25% convertible notes are convertible into shares of Class A common stock at a conversion price of $24.00 per share. The indentures under which the convertible notes are outstanding do not contain any restrictions on the payment of dividends, the incurrence of debt or liens or the repurchase of our equity securities or any financial covenants.

   We may not redeem the 6.25% convertible notes prior to October 22, 2002. Thereafter, we may redeem the 6.25% convertible notes, at our option, in whole or in part at a redemption price initially of 103.125% of the principal amount. The redemption price declines ratably immediately after October 15 of each following year to 100% of the principal amount in 2005. We may not redeem the 2.25% convertible notes prior to October 22, 2003. Thereafter, we may redeem the 2.25% convertible notes, at our option, in whole or in part at increasing redemption prices designed to reflect the accrued original issue discount. We are also required to pay accrued and unpaid interest in all redemptions of convertible notes.

   Holders may require us to repurchase all or any of their 6.25% convertible notes on October 22, 2006 at their principal amount, together with accrued and unpaid interest. Holders may require us to repurchase all or any of their 2.25% convertible notes on October 22, 2003 at $802.93, which is the issue price plus accreted original issue discount, together with accrued and unpaid interest. We may, at our option, elect to pay the repurchase price of each series in cash or shares of Class A common stock, or any combination of cash and shares. Our credit facilities restrict our ability to repurchase the convertible notes for cash.

   During the second quarter of 2000, holders of $87.3 million of our 6.25% convertible notes and $73.1 million of our 2.25% convertible notes elected to convert such notes into an aggregate of 5,724,180 shares of Class A common stock as provided in the applicable indenture. We issued an aggregate of 402,414 additional shares of Class A common stock to the holders of these convertible notes to induce them to elect to make these conversions. The total amount outstanding under both series of convertible notes was approximately $470.9 million as of December 31, 2000.

February 2000 Convertible Notes

   In February 2000, we issued 5% convertible notes due 2010 in an aggregate principal amount of $450.0 million. These convertible notes also constitute part of our senior indebtedness. The 5% convertible notes are convertible into shares of our Class A common stock at a conversion price of $51.50 per share. The indenture under which the 5% convertible notes are outstanding does not contain any restrictions on the payment of dividends, the incurrence of debt or the repurchase of our equity securities or any financial covenants.

   We may not redeem the 5% convertible notes prior to February 20, 2003. Thereafter, we may redeem the 5% convertible notes, at our option, in whole or in part, at a redemption price initially of 102.50% of the principal amount. The redemption price declines ratably immediately after February 15 of each following year to 100% of the principal amount in 2006. We are also required to pay accrued and unpaid interest in all redemptions of notes.

   Holders may require us to repurchase all or any of the 5% convertible notes on February 20, 2007 at their principal amount, together with accrued and unpaid interest. We may, at our option, elect to pay the repurchase price in cash or shares of Class A common stock or any combination of cash and shares. Our credit facilities restrict our ability to repurchase the notes for cash. The total amount outstanding under the 5% convertible notes was approximately $450.0 million as of December 31, 2000.

Other Long-Term Debt

   As of December 31, 2000, our subsidiaries had approximately $197.3 million of other long-term debt, including capital lease obligations and mortgage indebtedness.

               SUMMARY OF UNITED STATES FEDERAL TAX CONSEQUENCES

   This discussion of U.S. federal income and estate tax consequences applies to you if you acquired old notes at original issue for cash in the amount of the issue price, exchange your old notes for new notes pursuant to the terms set forth in this prospectus and hold the new notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, which we refer to as the Code. This discussion is a summary for general information only and does not consider all aspects of U.S. federal income tax that may be relevant to the purchase, ownership and disposition of the notes. This discussion also does not address all of the U.S. federal income tax consequences of ownership of notes that may be relevant to you or the U.S. federal income tax consequences to you if you are subject to special treatment under the U.S. federal income tax laws. Special treatment applies to, among others:

  . a bank, thrift, insurance company, regulated investment company, or other financial institution or financial service company,

  .  a broker or dealer in securities or foreign currency,

  .  a person that has a functional currency other than the U.S. dollar,

  .  a partnership or other flow-through entity,

  .  a subchapter S corporation,

  .  a person subject to alternate minimum tax,

  . a person who owns the notes as part of a straddle, hedging transaction, conversion transaction, constructive sale transaction or other risk-reduction transaction,

  .  a tax-exempt entity,

  . a person who has ceased to be a United States citizen or to be taxed as a resident alien, or

  . a person who acquires the notes in connection with employment or other performance of services.

   This discussion is based upon the Code, regulations of the Treasury Department, IRS rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly on a retroactive basis, or to different interpretations which could result in federal income tax consequences different from those described below. We have not and will not seek any rulings or opinions from the IRS or counsel regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, exchange, ownership or disposition of the notes that are different from those discussed below.

   In addition, the following summary does not address all possible tax consequences. In particular, except as specifically provided, it does not discuss any estate, gift, generation-skipping, transfer, state, local or foreign tax consequences. For all these reasons, we urge you to consult with your tax advisor about the federal income tax and other tax consequences of the acquisition, ownership and disposition of the notes.

   PERSONS CONSIDERING THE EXCHANGE OF OLD NOTES FOR NEW NOTES SHOULD CONSULT THEIR OWN ADVISERS CONCERNING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO THEIR PARTICULAR SITUATIONS.

   As explained below, the federal income tax consequences of acquiring, owning and disposing of the notes depend on whether or not you are a U.S. holder. For purposes of this summary, you are a U.S. holder if you are a beneficial owner of the notes and for federal income tax purposes are:

  . a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the substantial presence residency test under the federal income tax laws,

  . a corporation, partnership or other entity treated as a corporation or partnership for federal income tax purposes, that is created or organized in or under the laws of the United States, any of the fifty states or the District of Columbia, unless otherwise provided by Treasury regulations,

  . an estate the income of which is subject to federal income taxation regardless of its source, or

  . a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, and if your status as a U.S. holder is not overridden under the provisions of an applicable tax treaty. Conversely, you are a non-U.S. holder if you are a beneficial owner of the notes and are not a U.S. holder.

   If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in such partnership, you should consult your tax advisor.

U.S. HOLDERS

   The following discussion is limited to the U.S. federal income tax consequences relevant to a U.S. holder.

Payment of Interest on Notes

   Interest paid or payable on a note will be taxable to a U.S holder as ordinary interest income, generally at the time it is received or accrued, in accordance with such holder's regular method of accounting for U.S. federal income tax purposes. The notes have not been issued with original issued discount.

   In some circumstances, we may be obligated to pay you amounts in excess of stated interest or principal on the notes. For example, we would have to pay additional interest in specified circumstances if we did not satisfy our obligation under the registration rights agreement. In addition, in some cases we will be able to call the notes for redemption at a price that may include an additional amount in excess of the principal of the notes. See "Description of the New Notes--Optional Redemption". According to Treasury regulations, the possibility of additional interest or premiums being paid to you will not affect the amount of interest income you recognize, in advance of the payment of such amounts, if there is only a remote chance as of the date the notes were issued that you will receive such payments. We believe that the likelihood that we will pay additional interest is remote. Therefore, we do not intend to treat the potential payment of such amounts as part of the yield to maturity of any notes.

   Similarly, we intend to take the position that the likelihood of a redemption or repurchase of the notes is remote and likewise do not intend to treat the possibility of any premium payable on a redemption or repurchase as affecting the yield to maturity of any notes. Our determination that these contingencies are remote is binding on you unless you disclose your contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS. In the event a contingency occurs, it would affect the amount and timing of the income that you must recognize. If we pay additional interest on the notes, you will be required to recognize additional income. If we pay a redemption premium, the premium could be treated as capital gain under the rules described under "--Sale, Exchange or Redemption of Notes".

Sale, Exchange or Redemption of Notes

   Except as described below under "Exchange Offer", you generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of notes measured by the difference between:

  . the amount of cash proceeds and the fair market value of any property you receive (except to the extent attributable to accrued interest income, which will generally be taxable as ordinary income, or attributable to accrued interest previously included in income, which amount may be received without generating further income), and

  .  your adjusted tax basis in the notes.

   Your adjusted tax basis in the notes generally will equal your acquisition cost of the notes after reduction for amounts allocated to prior accrued stated interest, and reduced by any principal payments you received. The capital gain or loss will be long-term if your holding period is more than 12 months.

Exchange Offer

   The exchange of new notes for old notes pursuant to the exchange offer will not constitute a taxable event for U.S. federal income tax purposes. As a result, a holder of the old notes will not recognize taxable gain or loss as a result of the exchange of these notes for new notes, the holding period of the new notes will include the holding period of the old notes surrendered in exchange therefor and a holder's adjusted tax basis in the new notes will be the same as such holder's adjusted tax basis in the old notes immediately prior to the surrender of such old notes pursuant to the exchange offer.

Information Reporting and Backup Withholding Tax

   In general, information reporting requirements will apply to "reportable payments" to non-corporate U.S. holders of principal and interest on a note, and the proceeds of the sale of a note. If you are a non-corporate U.S. holder you may be subject to backup withholding at a 31% rate when you receive interest with respect to the notes, or when you receive proceeds upon the sale, exchange, redemption, retirement or other disposition of the notes. In general, you can avoid this backup withholding by properly executing under penalties of perjury an IRS Form W-9 or substantially similar form that provides:

  .  your correct taxpayer identification number, and

  . a certification that (a) you are exempt from backup withholding because you are a corporation or come within another enumerated exempt category,
     (b) you have not been notified by the IRS that you are subject to backup withholding, or (c) you have been notified by the IRS that you are no longer subject to backup withholding.

   If you do not provide your correct taxpayer identification number on the IRS Form W-9 or substantially similar form, you may be subject to penalties imposed by the IRS.

   Backup withholding will not apply, however, with respect to payments made to some holders, including corporations, tax exempt organizations and some foreign persons, provided their exemptions from backup withholding are properly established.

   Amounts withheld are generally not an additional tax and may be refunded or credited against your federal income tax liability, provided you furnish the required information to the IRS.

   We will report to the U.S. holders of notes and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to these payments.

   U.S. holders of notes should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

NON-U.S. HOLDERS

   The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a note that is not a U.S. holder (a "Non-U.S. holder").

   Under present United States federal income tax law, and subject to the discussion of backup withholding below, we and other U.S. payors generally will not be required to deduct United States withholding tax from payments of principal and interest to you if, in the case of payments of interest:

  . you do not actually or constructively own 10% or more of the total combined voting power of all of our classes of stock entitled to vote,

  . you are not a controlled foreign corporation that is related to us, actually or constructively, through stock ownership, and

  . the U.S. payor does not have actual knowledge or reason to know that you are a United States person and either:

    . you furnish to the U.S. payor Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under the penalties of perjury, that you are a Non-U.S. holder, or

    . the U.S. payor receives (i) a withholding certificate from an intermediary payee such as a withholding foreign partnership, qualified intermediary or U.S. branch of a non-United States bank or of a non-United States insurance company, and such intermediary obtains appropriate certification with respect to your Non-U.S. holder status and, if required, provides a copy of such certification to the U.S. payor or (ii) if the payee is a securities clearing organization, bank or other financial institution that holds securities for its customers in the ordinary course, a statement signed under penalties or perjury that the institution has received a withholding certificate from the beneficial owner (or that it has received a similar statement from another financial institution), listing the name and address of the beneficial owner and attaching a copy of the beneficial owner's withholding certificate.

   If you are a Non-U.S. holder that does not qualify for exemption from withholding under the preceding paragraph generally (except as provided in the following paragraph) you will be subject to withholding of U.S. federal income tax at the rate of 30% (or lower applicable treaty rate) on payments of interest on a note.

   If the payments of interest on a note are effectively connected with the conduct by a Non-U.S. holder of a trade or business in the United States (and, if the Non-U.S. holder can claim the benefit of an income tax treaty, the interest is attributable to a U.S. permanent establishment), such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally, and, if paid to a corporate holder, may also be subject to a 30% branch profits tax. If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, such payments will not be subject to U.S. withholding tax so long as the holder provides us or the paying agent with a properly executed
Form W-8ECI.

   Non-U.S. holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above. To claim the protection of an income tax treaty for withholding tax, a Non-U.S. holder must provide a properly executed Form W-8BEN prior to the payment of interest and must periodically update Form W-8BEN, or, if necessary, provide us with the applicable successor form. New regulations that became effective on January 1, 2001 require a Non-U.S. holder to obtain a U.S. taxpayer identification number and provide documentary evidence of residence in order to claim treaty benefit.

Sale, Exchange or Retirement of Notes

   Subject to the discussion of backup withholding below, any gain realized by a Non-U.S. holder on the sale, exchange, retirement or other disposition of a note generally will not be subject to U.S. federal income tax, unless:
  . such gain is effectively connected with the conduct by such Non-U.S. holder of a trade or business within the United States, and, if the Non-U.S. holder can claim the benefit of an income tax treaty, the gain is attributable to a U.S. permanent establishment,

  . the Non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and other requirements are satisfied or

  . the Non U.S. holder is subject to tax under the provisions of U.S. federal tax law applicable to some U.S. expatriates.

Federal Estate Tax

   Notes held or treated as held by an individual who is a Non-U.S. holder at the time of his or her death will not be subject to U.S. federal estate tax provided that:

  . the individual does not actually or constructively own 10% or more of the total voting power of all our voting stock, and

  . income on the note is not effectively connected with the conduct by such Non-U.S. holder of a trade or business within the United States.

Information Reporting and Backup Withholding

   We must report annually to the IRS and to each Non-U.S. holder any interest that is subject to withholding or that is exempt from U.S. withholding tax. Copies of those returns may also be made available, under the provisions of a specific treaty or agreement, to the tax authorities of the country in which the Non-U.S. holder resides.

   The regulations provide that backup withholding, which generally is a withholding tax imposed at the rate of 31% on payments to persons that fail to furnish required information, and information reporting will not apply to payments made on notes by us to a Non-U.S. holder if the holder certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that neither we nor any paying agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

   The payment of the proceeds from the disposition of notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possibly backup withholding unless the owner certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a note to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to information reporting or backup withholding. For this purpose, a "U.S. related person" is:

  . a "controlled foreign corporation" for U.S. federal income tax purposes or

  . a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of any shorter period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a U.S. trade or business, or

  . a foreign partnership doing business in the United States or in which U.S. persons own more than 50% of the income or capital investment.

   In the case of the payment of proceeds from the disposition of notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a U.S. person or a U.S. related person, absent actual knowledge that the payee is a U.S. person.

   Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. holder will be allowed as a refund or a credit against such Non-U.S. holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

                              PLAN OF DISTRIBUTION

   Each broker-dealer that receives new notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. A broker-dealer may use this prospectus, as amended or supplemented from time to time, in connection with resales of new notes received in exchange for old notes where such broker-dealer acquired old notes as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date of the exchange offer, we will make available a prospectus, as amended or supplemented, meeting the requirements of the Securities Act to any broker-dealer for use in connection with those resales.

   We will not receive any proceeds from any sale of new notes by broker-dealers. Broker-dealers may sell new notes received by them for their own account pursuant to the exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes.

   Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act. A profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the old notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes, including any broker-dealers, against specified liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

   Hale and Dorr LLP, Boston, Massachusetts, will pass upon the validity of the new notes for us. Partners of Hale and Dorr LLP own options to purchase 7,200 shares of our Class A common stock at $18.75 per share and own 10,000 shares of our Class A common stock.

                                    EXPERTS

   The consolidated financial statements incorporated in this prospectus by reference from American Tower Corporation's Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                EXCHANGE AGENT

   We have appointed The Bank of New York as exchange agent in connection with the exchange offer. Holders should direct questions, requests for assistance and for additional copies of this prospectus, the letter of transmittal or notices of guaranteed delivery to the exchange agent addressed as follows:


       By Mail, Hand Delivery or
         Overnight Courier:
                                              By Facsimile Transmission:

          The Bank of New York                   The Bank of New York
       Reorganization Department               Reorganization Department
           101 Barclay Street               Attention: Santino Ginocchietti
                Floor 7E                            (212) 815-6339
           New York, NY 10286
    Attention: Santino Ginocchietti       For Information or Confirmation by
                                                     Telephone:
                                                 The Bank of New York
                                               Reorganization Department
                                            Attention: Santino Ginocchietti
                                                    (212) 815-6331

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

     Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant has included such a provision in Article Sixth of its restated certificate of incorporation.

     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     Article XII of the Registrant's By-Laws provides that the Registrant shall indemnify each person who is or was an officer or director of the Registrant to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

     The Registrant has purchased directors' and officers' liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 21. Exhibits and Financial Statement Schedules

  (a) Exhibits

     Below are the exhibits which are included, either by being filed herewith or by incorporation by reference, in this registration statement. Pursuant to
Item 601(4)(iii) of Regulation S-K, the Registrant has omitted to file as exhibits to this registration statement the indentures for its convertible notes. Each of these indentures represents long-term debt not exceeding 10% of the total assets of the Registrant. The Registrant has previously filed these indentures as exhibits to its other SEC filings and agrees, upon request of the Commission, to furnish copies of these indentures to the Commission.

 Exhibit No. Description of Exhibit
 ----------- ----------------------
     2.1     Lease and Sublease by and among ALLTEL Communications, Inc., the other ALLTEL entities named therein, American Towers, Inc. and
             American Tower Corporation, dated    , 2001 (incorporated by
             reference to Exhibit 2.1 from the Registrant's Annual Report on
             Form 10-K (File No. 001-14195) filed on April 2, 2001).

     2.2 Agreement to Sublease by and among ALLTEL Communications, Inc., the ALLTEL entities named therein, American Towers, Inc. and American Tower Corporation, dated December 19, 2000 (incorporated by reference to Exhibit 2.2 from the Registrant's Annual Report on Form 10-K (File No. 001-14195) filed on April 2, 2001).

 Exhibit No. Description of Exhibit
 ----------- ----------------------
     2.3     Build to Suit Agreement by and among ALLTEL Communications, Inc., the ALLTEL entities named therein, American Towers, Inc. and American Tower Corporation,
             dated December 19, 2000 (incorporated by reference to Exhibit 2.3 from the
             Registrant's Annual Report on Form 10-K (File No. 001-14195) filed on April 2,
             2001).

     4.0     Indenture, by and between the Registrant and The Bank of New York as Trustee, for the 9 3/8% Senior Notes due 2009, dated as of January 31, 2001, including the form of 9 3/8% Senior Note (incorporated by reference to Exhibit 4.9 from the Registrant's Annual Report on Form 10-K (File No. 001-14195) filed on April
             2, 2001).
     4.1     Registration Rights Agreement, by and between the Registrant and the Initial
             Purchasers named therein, dated as of January 31, 2001 (incorporated by reference to Exhibit 4.10 from the Registrant's Annual Report on Form 10-K (File
             No. 001-14195) filed on April 2, 2001).
     5       Opinion of Hale and Dorr LLP (incorporated by reference to Exhibit 5 from the original filing of this Registration Statement on April 30, 2001).
    10.1     Amended and Restated Loan Agreement dated as of January 6, 2000, by and among
             American Tower, L.P., American Towers, Inc. and ATC Teleports, Inc., as
             Borrowers, and Toronto Dominion (Texas) Inc., as Administrative Agent, and the
             banks party thereto (incorporated by reference to Exhibit 10.1 from the
             Registrant's Current Report on Form 8-K (File No. 001-14195) filed on January
             28, 2000).
    10.2     First Amendment and Waiver Agreement, dated as of February 9, 2000, by and among
             American Tower, L.P., American Towers, Inc. and ATC Teleports, Inc., as
             Borrowers, and Toronto Dominion (Texas) Inc., as Administrative Agent, and the
             banks party thereto (incorporated by reference to Exhibit 10.1 from the
             Registrant's Quarterly Report on Form 10-Q (File No. 001-14195) filed on
             November 13, 2000).
    10.3     Second Amendment to Amended and Restated Loan Agreement, dated as of May 11,
             2000, by and among American Tower, L.P., American Towers, Inc. and ATC
             Teleports, Inc., as Borrowers, and Toronto Dominion (Texas) Inc., as
             Administrative Agent, and the banks party thereto (incorporated by reference to
             Exhibit 10.2 from the Registrant's Quarterly Report on Form 10-Q (File No. 001-
             14195) filed on November 13, 2000).
    10.4     Waiver and Third Amendment to Amended and Restated Loan Agreement, dated as of
             October 13, 2000, by and among American Tower, L.P., American Towers, Inc. and
             ATC Teleports, Inc., as Borrowers, and Toronto Dominion (Texas) Inc., as
             Adminstrative Agent, and the banks party thereto (incorporated by reference to
             Exhibit 10.3 from the Registrant's Quarterly Report on Form 10-Q (File No. 001-
             14195) filed on November 13, 2000).
    10.5     Fourth Amendment to Amended and Restated Loan Agreement, dated as of January 23,
             2001, by and among American Tower, L.P., American Towers, Inc. and Verestar,
             Inc., as Borrowers, and Toronto Dominion (Texas) Inc., as Adminstrative Agent,
             and the banks party thereto (incorporated by reference to Exhibit 10.5 from the original filing of this Registration Statement on April 30, 2001)
    10.6     Fifth Amendment and Waiver to Amended and Restated Loan Agreement, dated as of
             March 26, 2001, by and among American Tower, L.P., American Towers, Inc. and
             Verestar, Inc., as Borrowers, and Toronto Dominion (Texas) Inc., as
             Administrative Agent, and the banks party thereto (incorporated by reference to
             Exhibit 10.6 from the original filing of this Registration Statement on April
             30, 2001).
    10.7     Credit Agreement, dated December 22, 2000, by and among American Tower
             Corporation de Mexico, S. de R.L. de C.V., MATC Holdings Mexico, S. de R.L. de
             C.V., MATC TV, S. de R.L. de C.V. and Toronto Dominion (Texas), Inc.
             (incorporated by reference to Exhibit 10.7 from the original filing of this
             Registration Statement on April 30, 2001).

 Exhibit No. Description of Exhibit
 ----------- ----------------------
    12       Statement Regarding Computation of Ratios of Earnings to Fixed Charges
             (incorporated by reference to Exhibit 12 from the Registrant's Annual Report on
             Form 10-K (File No. 001-14195) filed on April 2, 2001).
    23.1     Consent of Deloitte & Touche LLP. (incorporated by reference to Exhibit 23.1 from the original filing of this Registration Statement on April 30, 2001).
    23.2     Consent of Hale and Dorr LLP (incorporated by reference to Exhibit 5 from the original filing of this Registration Statement on April 30, 2001).
    24       Powers of Attorney (incorporated by reference to page II-5 of the original filing of this Registration Statement on April 30, 2001).

    25.1     Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee, on Form T-1, relating to the 9 3/8% Senior
             Notes Due 2009 (incorporated by reference to Exhibit 25.1 from the original filing of this Registration Statement on April 30, 2001).
    99.1     Form of Letter of Transmittal (incorporated by reference to Exhibit 99.1 from the original filing of this Registration Statement on April 30, 2001).
    99.2     Form of Notice of Guaranteed Delivery (incorporated by reference to Exhibit 99.2 from the original filing of this Registration Statement on April 30, 2001).
    99.3     Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other
             Nominees (incorporated by reference to Exhibit 99.3 from the original filing of this Registration Statement on April 30, 2001).
    99.4     Form of Letter to Clients (incorporated by reference to Exhibit 99.4 from the original filing of this Registration Statement on April 30, 2001).
    99.5     Form of Tax Guidelines (incorporated by reference to Exhibit 99.5 from the original filing of this Registration Statement on April 30, 2001).

     (b) Financial Statement Schedules

     Schedules not listed above have been omitted because they are not applicable or because the required information is contained in the financial statements or notes thereto.

Item 22. Undertakings

     The undersigned Registrant hereby undertakes:

   (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs a(i) and a(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

   (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the intitial bona fide offering thereof.

   (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This undertaking also includes documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The undersigned Registrant hereby undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts , on this 14th day of May 2001.

                                        AMERICAN TOWER CORPORATION

                                        By: /s/ Steven B. Dodge*
                                            -------------------------------
                                            Steven B. Dodge
                                            Chairman of the Board, President
                                            and
                                            Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to its Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    Signatures                             Title                      Date
    ----------                             -----                      ----
                           Chairman, President, Chief Executive   May 14, 2001
   /s/ Steven B. Dodge *    Officer and Director (Principal
--------------------------  Executive Officer)
     Steven B. Dodge

  /s/ Joseph L. Winn  *    Chief Financial Officer and Treasurer  May 14, 2001
--------------------------  (Principal Financial Officer)
     Joseph L. Winn

 /s/ Justin D. Benincasa   Senior Vice President and Corporate    May 14, 2001
--------------------------  Controller (Principal Accounting
   Justin D. Benincasa      Officer)


    /s/ Alan L. Box  *     Executive Vice President and Director  May 14, 2001
--------------------------
       Alan L. Box

 /s/ Arnold L. Chavkin   * Director                               May 14, 2001
--------------------------
    Arnold L. Chavkin

 /s/ David W. Garrison   * Director                               May 14, 2001
--------------------------
    David W. Garrison


    Signatures                              Title                      Date
    ----------                              -----                      ----
/s/ J.Michael Gearon, Jr.*  Executive Vice President and Director  May 14, 2001
--------------------------
  J. Michael-Gearon, Jr.

   /s/ Fred R. Lummis*      Director                               May 14, 2001
--------------------------
       Fred R. Lummis

  /s/ Thomas H. Stoner*     Director                               May 14, 2001
--------------------------
      Thomas H. Stoner

 /s/ Maggie Wilderotter*    Director                               May 14, 2001
--------------------------
     Maggie Wilderotter

--------

   *Indicates signature by Power-of-Attorney